                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-12


                             SOUTHWEST AIRLINES CO.
               ---------------------------------------------------
                (Name of Registrant as Specified in its Charter)


       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                 [COMPANY LOGO]

To our Shareholders:

    We are pleased to notify you of our upcoming Annual Meeting of Shareholders. Our notice and proxy statement are attached.

    This year, the information being provided to you is in a different format. We have made the 2000 Annual Report available to you via the World Wide Web at www.southwest.com (click on "About SWA", "Investor Relations", "Annual Reports"). Also, you will find attached to the enclosed Proxy Statement as Exhibit C, portions of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission in January 2001 (please note that the share and per share data included in the Form 10-K excerpts does not reflect the 3-for-2 stock split that occurred in February 2001).

    We have made these changes as part of our ongoing effort to reduce our costs, not only to maintain our competitive cost and low fare advantages, but also to enhance the return on investment to our Shareholders.

    Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 A.M., local time, on May 16, 2001.

    If you do not have Internet access and you would like a copy of the 2000 Annual Report, you may request one from the Director of Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235.

                                   Sincerely,


                                   Colleen C. Barrett
                                   Executive Vice President - Customers and
                                   Corporate Secretary


April 13, 2001

                                 [COMPANY LOGO]




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             WEDNESDAY, MAY 16, 2001




To the Shareholders:

    The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Wednesday, May 16, 2001, at 10:00 A.M., local time, for the following purposes:

    (1) the election of three directors;

    (2) amending the Company's Articles of Incorporation to increase the authorized number of shares of common stock;

    (3)  approval of an officer's stock option agreements;

    (4) approval of an amendment to the Company's Employee Stock Purchase Plan as adopted by the Board of Directors of the Company;

    (5) to take action on shareholder proposals, if the proposals are presented at the meeting; and

    (6) transacting such other business as may properly come before such meeting.

    March 20, 2001 is the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,

                                                              Colleen C. Barrett
                                                                       Secretary

April 13, 2001


    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                             SOUTHWEST AIRLINES CO.
                                 P. O. BOX 36611
                            DALLAS, TEXAS 75235-1611
                                 (214/792-4000)

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

    The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 16, 2001, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. In addition, Georgeson & Company, Inc. has been engaged to solicit proxies for the Company. The anticipated fee of such proxy solicitor is $5,500 plus out-of-pocket costs and expenses. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 13, 2001.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

    In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. A shareholder can notify the Company at the above address that it wishes to receive a separate copy of the proxy statement in the future, or alternatively, that it wishes to receive a single copy of the materials instead of multiple copies.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

    At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 2004 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

    The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

    The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.


                                                          DIRECTOR
NAME                                                        SINCE         AGE
----                                                      --------        ---
Samuel E. Barshop ...........................               1975           71

Gene H. Bishop ..............................               1977           70

C. Webb Crockett(*) .........................               1994           67

William H. Cunningham .......................               2000           57

William P. Hobby(*) .........................               1990           68

Travis C. Johnson(*) ........................               1978           64

Herbert D. Kelleher .........................               1967           70

Rollin W. King ..............................               1967           69

June M. Morris ..............................               1994           70

----------

(*) Current Nominee.

                                CURRENT NOMINEES

    Current nominees are to be reelected for a term expiring in 2004.

    C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 2001.

    William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He was Chancellor of the University of Houston System from September 1995 until March 1997. He has been Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned company, since January 1997, and was Chairman and CEO of H&C Communications, Inc. (a privately owned broadcasting company) from 1983 until December 1996. He also served as Executive Editor of the Houston Post for more than 20 years.

    Travis C. Johnson was a partner in the El Paso, Texas law firm of Johnson & Bowen for more than five years prior to 2001. Since January 2001, Mr. Johnson has practiced law as Travis Johnson, Attorney at Law. Mr. Johnson is a director of Chase Bank of Texas - El Paso.

                      DIRECTORS WHOSE TERM EXPIRES IN 2002

    Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc. develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been Chairman of the Board of Barshop & Oles, Co., Inc., a real estate company located in San Antonio, Texas.

    Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Liberte' Investors (a real estate investment trust) and Drew Industries, Inc. (a manufacturer).

    Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995. He owns and operates King Sporting Agency, Inc.

                      DIRECTORS WHOSE TERM EXPIRES IN 2003

    Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

    June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

    William H. Cunningham, Ph.D., is the James L. Bayless Professor of Marketing at the University of Texas at Austin Red McCombs School of Business. He is also the Chairman and CEO of IBT Technologies, which is an Austin-based education and training firm. Dr. Cunningham was the Chancellor of the University of Texas System from 1992 to June 2000. He is a director of Jefferson-Pilot Corporation, Introgen Therapeutics, Inc. and Billing Concepts. He is a disinterested director of John Hancock Mutual Funds.

BOARD COMMITTEES

    The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Cunningham, Hobby, Johnson (Chairman), King and Mrs. Morris. The Audit Committee held five meetings during 2000. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors of the Company has determined that all of the members of the Audit Committee are "independent" as required and defined by the New York Stock Exchange. The Board of Directors has adopted an Audit Committee Charter and a copy of that Charter is attached to this Proxy Statement as Exhibit A.

    The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, and Hobby. The Compensation Committee held one meeting during 2000, and otherwise acted by unanimous consent. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate.

    The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held six telephone meetings during 2000, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 2000, each director attended at least 75% of the total of the Board and committee meetings which he or she was obligated to attend.

DIRECTORS' FEES

    Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $11,200 for the 12-month period ending May 2000 and $11,300 for the 12-month period ending May 2001, for services as a director. During 2000, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $2,600 (increasing to $2,700 for the 12-month period ending May 2001) was paid for attendance at each meeting of the Board of Directors, and $1,050 (increasing to $1,100 for the 12-month period ending May 2001) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $5,300 (increasing to $5,400 for the 12-month period ending May 2001) per year for their services on such committee. The Chairmen of the Audit and Compensation Committees received annual fees of $4,400 and $2,500, respectively (increasing to $4,500 and $2,600, respectively for the 12-month period ending May 2001). Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

    Upon initial election to the Board, non-employee Directors receive a one-time option grant to purchase 10,000 shares of Southwest common stock at the fair market value of such stock on the date of the grant. These awards are made under the 1991 or 1996 Non-Qualified Stock Option Plan which are administered by the Compensation Committee of the Board of Directors. These stock options become exercisable over a period of five years from the grant date, and have a term of 10 years. Dr. Cunningham received such a grant (currently equal to 15,000 shares as a result of the February 2001 stock split) upon election to the Board on September 21, 2000, with a current exercise price of $15.60 per share.

    Upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement will receive $35,000 and a Director who has served at least ten years will receive $75,000. Further, a Director who has served at least ten years as of the date of retirement will be entitled to an unlimited number of Nonrevenue Must Ride passes for travel on Southwest for the use of the Director and his or her spouse for the remainder of the life of the Director. Each member of the Board shall retire no later than the first Annual Meeting of Shareholders after such Director's 72nd birthday.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 20, 2001, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 760,921,306 shares of common stock, $1.00 par value, each share of which is entitled to one vote. All share and per share information in this proxy statement has been adjusted for the 3-for-2 stock split paid on February 15, 2001.

CERTAIN BENEFICIAL OWNERS

    The following table sets forth information with respect to persons who, to the Company's knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 2000), beneficially own more than 5% of the common stock of the Company.


NAME AND ADDRESS OF                              AMOUNT AND NATURE OF
BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP           PERCENT OF CLASS
----------------                                 --------------------           ----------------
Capital Research and Management                      40,413,015(1)                   5.4%
Company
     333 South Hope Street
     Los Angeles, CA 90071

State Street Bank and Trust Company                  79,980,978(2)                  10.6%(3)
     225 Franklin Street
     Boston, MA 02110

FMR Corp.                                            42,684,753(4)                   5.7%
     82 Devonshire Street
     Boston, MA 02109

----------

(1) As of December 29, 2000, Capital Research and Management Company reported sole dispositive power with respect to 40,413,015 shares, but disclaimed beneficial ownership of any shares of common stock.

(2) As of December 31, 2000, State Street Bank and Trust Company reported sole voting power with respect to 12,073,546 shares, shared voting power with respect to 66,283,768 shares, sole dispositive power with respect to 79,930,950 shares, and shared dispositive power with respect to 50,028 shares.

(3) State Street Bank and Trust Company reported that it beneficially owned 8.7% of the shares outstanding at year-end in its capacity as trustee of the Southwest Airlines Co. ProfitSharing Plan.

(4) As of December 31, 2000, of the 42,684,752 shares attributed to FMR Corp., it reported sole voting power over 771,931 shares and sole dispositive power over all 42,684,753 shares. Such voting and dispositive power is also attributable to Edward C. Johnson III and Abigail P. Johnson by virtue of their positions, Chairman and Director, respectively, and ownership interests in FMR Corp.

MANAGEMENT

    The following table sets forth as of February 28, 2001, certain information regarding the beneficial ownership of common stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.

                                                          NUMBER OF
NAME OF DIRECTOR, OFFICER OR                            BENEFICIALLY
   IDENTITY OF GROUP                                  OWNED SHARES(1)(2)    PERCENT OF CLASS (2)
----------------------------                          ------------------    --------------------
Samuel E. Barshop ................................         228,321                  *
Gene H. Bishop ...................................         105,300                  *
C. Webb Crockett(3) ..............................          55,688                  *
William H. Cunningham ............................           3,000                  *
William P. Hobby(4) ..............................         210,196                  *
Travis C. Johnson ................................         344,288                  *
Herbert D. Kelleher(5) ...........................      11,228,123                1.5%
Rollin W. King(6) ................................         583,426                  *
June M. Morris(7) ................................       1,911,196                  *
John G. Denison(8) ...............................         239,244                  *
Colleen C. Barrett(9) ............................         531,351                  *
James F. Parker(10) ..............................         569,371                  *
Gary C.  Kelly(11) ...............................         330,443                  *
Executive Officers and Directors as a Group
(19 persons)(12) .................................      17,442,660                2.3%

----------
 *   Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any. Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its common stock.

(2) The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 760,688,640 shares of common stock outstanding on February 28, 2001 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3) Includes 43,125 shares which Mr. Crockett had the right to acquire within 60 days pursuant to stock options.

(4) Includes 203,513 shares held by a family limited partnership controlled by Governor Hobby, and 6,683 shares held by a testamentary trust of which Governor Hobby is a co-trustee.

(5) Includes 4,268,330 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; 443,817 shares held in trust for unrelated individuals; and 300,000 shares as trustee for a charitable remainder trust.

                                               (footnotes continue on next page)

(6) Includes 3,563 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in the trust shares.

(7) Includes 1,896,008 shares held by a family limited liability company over which Ms. Morris has investment and voting power, and 15,188 shares which Ms. Morris had the right to acquire within 60 days pursuant to stock options.

(8) Includes 23,825 shares held for his account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 87,844 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(9) Includes 1,478 shares held for her account under the ProfitSharing Plan with respect to which she has the right to direct the voting and 378,229 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(10) Includes 35,328 shares held for his account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 261,338 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(11) Includes 8,693 shares held for his account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 214,123 shares which Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(12) Includes 110,293 shares held for the accounts of certain officers under the ProfitSharing Plan with respect to which such persons have the right to direct voting.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 2000:

                           SUMMARY COMPENSATION TABLE


                                                                              LONG TERM
                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION            AWARDS
                                        -----------------------------------  ------------
                                                                               SECURITIES      ALL OTHER
                                                                               UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR      SALARY($)     BONUS($)(1)    OPTIONS(#)      ($)(2)
---------------------------             ----      ---------     -----------  -------------   ------------
Herbert D. Kelleher, Chairman           2000      $447,708      $172,000        21,283(3)      $116,222
   of the Board, President and          1999       395,000       172,000        10,465(3)        99,662
   Chief Executive Officer              1998       395,000       172,000         7,597(3)        99,504

Colleen C. Barrett, Executive           2000      $249,149      $275,000        42,267         $ 34,074
   Vice President - Customers;          1999       234,432       252,000        50,486           29,108
   Corporate Secretary                  1998       219,670       161,000        54,424           28,039

John G. Denison,                        2000      $240,229      $250,000        41,021         $ 34,009
   Executive Vice President -           1999       230,365       247,000        48,259           29,397
   Corporate Services                   1998       219,395       161,000        52,602           29,234

James F. Parker,                        2000      $207,802      $163,000        33,302         $ 33,887
   Vice President -                     1999       199,270       199,000        32,290           29,099
   General Counsel                      1998       189,780       135,000        36,777           28,282

Gary C. Kelly, Vice President           2000      $180,993      $146,000        33,001         $ 33,542
   Finance and Chief Financial          1999       169,152       127,000        34,513           28,568
   Officer                              1998       158,500        94,000        34,644           24,016

----------

(1) Officers' bonuses are paid in January of each year in respect of performance for the prior year.

(2) Consists of amounts contributed by the Company to life insurance premiums and pursuant to the Southwest Airlines Co. ProfitSharing Plan, Deferred Compensation Plan and 401(k) Plan in which all employees of the Company are eligible to participate. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the ProfitSharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $88,520, $67,526, and $64,459 for 2000, 1999, and
    1998, respectively.

(3) Granted to Mr. Kelleher in respect of options exercised and held by him. See "Board Compensation Committee Report on Executive Compensation."

                        OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in 2000 to the named executive officers:


                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                                 OPTION TERM(1)
                             ---------------------------                                      ----------------------------
                             NUMBER OF       PERCENT OF
                             SECURITIES    TOTAL OPTIONS
                             UNDERLYING      GRANTED TO     EXERCISE
                              OPTIONS       EMPLOYEES IN      PRICE           EXPIRATION
      NAME                   GRANTED(#)     FISCAL YEAR     ($/SHARE)            DATE            5%($)          10%($)
      ----                   ----------    -------------    ---------         ----------       ---------      ---------
Herbert D. Kelleher(2)         12,713           0.08%       $   10.88           01/01/10       $  86,987      $ 220,442
                                8,570           0.05%       $   22.80           12/31/10       $ 122,883      $ 311,411

John G. Denison(2)             31,500           0.19%       $   10.35           01/19/10       $ 205,035      $ 519,600
                                3,143           0.02%       $   10.88           01/01/10       $  21,506      $  54,499
                                6,378           0.04%       $   22.80           12/31/10       $  91,453      $ 231,759

Colleen C. Barrett(2)          31,500           0.19%       $   10.35           01/19/10       $ 205,035      $ 519,600
                                4,977           0.03%       $   10.88           01/01/10       $  34,054      $  86,301
                                5,790           0.03%       $   22.80           12/31/10       $  83,022      $ 210,393

James F. Parker(2)             21,001           0.13%       $   10.35           01/19/10       $ 136,697      $ 346,416
                                3,338           0.02%       $   10.88           01/01/10       $  22,840      $  57,881
                                8,963           0.05%       $   22.80           12/31/10       $ 128,519      $ 325,691

Gary C. Kelly(2)               21,001           0.13%       $   10.35           01/19/10       $ 136,697      $ 346,416
                                6,687           0.04%       $   10.88           01/01/10       $  45,755      $ 115,952
                                5,313           0.03%       $   22.80           12/31/10       $  76,182      $ 193,060

(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options to the named individuals were granted under the Company's 1991 Incentive Stock Option Plan and 1996 Incentive and Non-Qualified Stock Option Plans at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 21,283 shares granted to Mr. Kelleher, 9,521 shares granted to Mr. Denison, 10,767 shares granted to Ms. Barrett, 12,301 shares granted to Mr. Parker, and 12,000 shares granted to Mr. Kelly vest immediately.

    At January 19, 2010, the expiration date of the $10.35 options described above, the stock price for Southwest common stock would be $16.86 or $26.85 per share, assuming annual appreciation rates from January 19, 2000 at 5% or 10%, respectively. However, if the price of the common stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAREND OPTION VALUES

    The following table shows stock option exercises by the named executive officers during 2000. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the common stock.


                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                           OPTIONS                          IN-THE-MONEY
                                                                      AT FISCAL YEAREND(#)         OPTIONS AT FISCAL YEAREND($)(2)
                                                                 -----------------------------     -------------------------------
                           SHARES ACQUIRED     VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
     NAME                  ON EXERCISE(#)      ($)(1)                (#)              (#)              ($)               ($)
     ----                  --------------      --------------    -----------     -------------     ------------     --------------
Herbert D. Kelleher           1,408,603         $ 13,244,880      6,209,399              0         $121,524,741      $          0

John G. Denison                 395,592         $  4,415,144         62,342         36,002         $    675,118      $    411,471

Colleen C. Barrett               94,500         $  1,066,890        427,655         36,002         $  7,158,848      $    411,471

James F. Parker                 195,000         $  3,745,725        325,821         23,753         $  5,539,003      $    271,674

Gary C. Kelly                    58,473         $    557,832        197,371         23,753         $  2,981,757      $    271,674


(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the common stock on December 29, 2000, the last trading day of Southwest's fiscal year, was $22.35 per share (as adjusted for the intervening stock split).

EMPLOYMENT AND OTHER CONTRACTS

    The Company re-employed Herbert D. Kelleher, effective as of January 1, 2001, under a three-year Employment Contract. Until June 19, 2001, Mr. Kelleher will serve as Chairman of the Board, Chief Executive Officer and President. Thereafter, Mr. Kelleher will perform the duties and have the responsibilities given to him by the Board, including overseeing the implementation of the Company's current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Chairman of the Executive Committee of the Board for as long as he is a member of the Board. The Employment Contract provides for an annual base salary of $450,000. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $8,000 per month to age 73; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; (iv) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. See "Approval of an Officer's Stock Option Agreements," below. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000.

    The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

    The Board of Directors established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control." The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" is deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the Severance Pay Plan.

    BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                          Southwest Airlines Co.
                          Salary Administration Manual

    The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

    At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's 1996 and 2001 Employment Contracts, addressed below.

    The principal elements of compensation for Southwest's executive officers are the following:

    Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President.

    Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

    Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The amount of each bonus is determined by the Committee at the end of each year.

    In fixing the salary and bonus amounts for 2000, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

    The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

    Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1991 and 1996 Incentive Stock Option Plans and 1991 and 1996 Non-Qualified Stock Option Plans. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants are based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual under the 1991 Plans. Each of the 1996 Plans limits the number of options that may be granted to any one individual in any calendar year to 253,125 shares.

    Although it is not contractually obligated to do so, it has been the practice of the Committee on an annual basis to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. With respect to 1999, such grants were made on January 1, 2000 in an amount equal to five percent of the number of shares held by the employee as of December 31, 1999 as a result of option exercises. For 2000, similar grants were made on December 31, 2000. The total options granted on December 31, 2000 were 168,644, of which 35,014 were to named executive officers.

    Kelleher Employment Contracts. Mr. Kelleher's 2000 compensation was determined by his 1996 Employment Contract, entered into on January 1, 1996 and expiring December 31,2000.

    Effective as of January 1, 2001, Southwest entered into a new three-year employment agreement with Mr. Kelleher. Until June 19, 2001, Mr. Kelleher will serve as Chairman of the Board of Directors, Chief Executive Officer and President of Southwest; thereafter, Mr. Kelleher will perform the duties and have the responsibilities given to him by the Board, including overseeing the implementation of the Company's current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Chairman of the Executive Committee of the Board for as long as he is a member of the Board. See "Compensation of Executive Officers
- Employment and Other Contracts"
and "Approval of an Officer's Stock Option Agreements." Pursuant to his 2001 Employment Contract, Mr. Kelleher is to receive a base salary of $450,000 annually, with performance bonuses in amounts and at the times to be determined by the Board of Directors. In addition, subject to shareholder approval at the 2001 Annual Meeting, Mr. Kelleher was granted fair market value options to purchase 450,000 shares of Southwest common stock and $1.00 options to purchase 105,844 shares of Southwest common stock, with one-third of each grant vested immediately and the balance vesting in increments of one-third on each of January 1, 2002 and January 1, 2003.

    Mr. Kelleher's base salary is unchanged from the last year of his 1996 Employment Agreement. The Committee relied on a study performed by an independent consultant in determining that Mr. Kelleher's cash compensation for the three-year period covered by his 2001 Employment Contract was significantly below the median and the average for comparable positions. The options granted to Mr. Kelleher, in accordance with past practice, were designed to make up the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.

    The number of options granted to Mr. Kelleher was based on the Committee's review of compensation for similarly situated individuals in the transportation industry, and the Committee's perception of his past and expected future contributions to Southwest's performance over the three-year term of the new contract. At Mr. Kelleher's recommendation, the number of options granted to Mr. Kelleher was significantly below the number recommended by the consultant as necessary to make Mr. Kelleher's contract competitive. The Committee did not consider the amount and value of other options granted to Mr. Kelleher, as those options were granted in connection with employment agreements going back 20 years, and were part of earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.

    As a result of the $1 stock options granted to Mr. Kelleher in his Employment Contracts, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations. The Committee believes that it is in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.

    Executive officers, including Mr. Kelleher, participate in the Southwest Airlines ProfitSharing Plan, Deferred Compensation Plan, and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                          COMPENSATION COMMITTEE

                                          Samuel E. Barshop, Chair
                                          Gene H. Bishop
                                          William P. Hobby

                             AUDIT COMMITTEE REPORT

    The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 (the "Audited Financial Statements"). In addition, we have discussed with Ernst & Young, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61.

    The Committee also has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the Company and the compatibility of its provision of services other than auditing services with such independence. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

    Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2000 on Form 10-K.

                                 AUDIT COMMITTEE

                                 Travis C. Johnson, Chair
                                 Samuel E. Barshop
                                 Gene H. Bishop
                                 C. Webb Crockett
                                 William H. Cunningham
                                 William P. Hobby
                                 Rollin W. King
                                 June M. Morris

                                PERFORMANCE GRAPH

    The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1995. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG SOUTHWEST AIRLINES, CO., S&P 500 INDEX
                          AND S&P TRANSPORTATION INDEX


                                    [GRAPH]


                         1995       1996        1997        1998        1999        2000
                         ----      ------      ------      ------      ------      ------
SOUTHWEST AIRLINES        100       95.81      161.15      223.03      238.13      495.73
S&P 500                   100      122.93      164.01      210.86      255.17      231.98
S&P TRANSPORTATION        100      114.44      148.40      145.48      131.45      155.63

                    AMENDMENT TO ARTICLES OF INCORPORATION TO
                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                    (ITEM 2)

    Recently, the Board of Directors of the Company has approved, and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Four of the Articles of Incorporation to increase the number of authorized shares of common stock from 1,300,000,000 to 2,000,000,000. The Company presently has authorized 1,300,000,000 shares of common stock, $1 par value. As of December 31, 2000, 761,845,000 shares were issued and outstanding, and the Company had approximately 151,800,000 additional shares reserved for issuance pursuant to employee stock benefit plans and an additional approximately 269,100,000 shares reserved for issuance upon exercise of rights outstanding under the Common Share Purchase Rights Plan established in July 1986. Except as indicated with respect to currently reserved shares of common stock, the Company has no present intention, plan, understanding or agreement to issue additional shares of common stock. The Board of Directors, however, believes that the proposed increase in authorized shares of common stock, at the same par value, is desirable at this time to enhance the Company's flexibility in connection with other possible future actions such as stock dividends or splits or funding employee benefit plans.

    Holders of common stock have no pre-emptive or other rights to subscribe for additional shares. Depending upon the purpose for which any additional shares are issued, shareholder approval might not be necessary. Further issuance of additional shares of common stock might dilute, under certain circumstances, either shareholders' equity or voting rights.

REQUIRED VOTE

    The affirmative vote by the holders of at least two-thirds of the outstanding shares of common stock of the Company is required for approval of the proposed amendment. The Board of Directors recommends a vote FOR the proposed amendment.

                APPROVAL OF AN OFFICER'S STOCK OPTION AGREEMENTS
                                    (ITEM 3)

DESCRIPTION OF OPTION AGREEMENTS

    The Company has granted to Mr. Kelleher, as of January 1, 2001 in connection with his employment by the Company for a three-year period, and subject to shareholder approval as described below, nonstatutory options (the "2001 Options") to purchase 105,844 shares of common stock at a purchase price of $1 per share and 450,000 shares at a purchase price of $22.35 per share, representing the composite tape closing sales price of the common stock on the New York Stock Exchange on December 29, 2000 (as adjusted for the February 2001 stock split). The 2001 Options are evidenced by two written Stock Option Plans and Agreements (the "Option Agreements"), one of which relates to the options exercisable at $1 per share and the other of which relates to the options exercisable at $22.35 per share. Except for the different option exercise prices, these two Option Agreements are basically identical.

    One-third of the 2001 Options are not subject to vesting and may be exercised at any time as to any of the underlying shares. Provided Mr. Kelleher remains in the employ of the Company pursuant to his Employment Contract (which is described under "Compensation of Executive Officers - Employment and Other Contracts" above), the balance of the 2001 Options will become exercisable in cumulative increments of one-third of the underlying shares on each of January 1, 2002 and January 1, 2003, with all of the 2001 Options exercisable on and after January 1, 2003; provided further, however, that in the event of a change of control of the Company (as defined in the Employment Contract), all of the 2001 Options will become immediately exercisable. Each of the 2001 Options will expire ten years after it becomes exercisable.

    The 2001 Options are transferable by Mr. Kelleher only to Family Members (as defined in the Option Agreements) and otherwise only by will or the laws of descent and distribution. The maximum aggregate number of shares of common stock which may be issued pursuant to the 2001 Options is 555,844, subject to adjustment to prevent dilution or enlargement of rights. Such shares may consist of authorized but unissued shares of common stock or previously issued shares reacquired by the Company.

    The 2001 Options are not intended to constitute qualified or incentive stock options for federal income tax purposes. No federal income tax should be imposed on Mr. Kelleher as the result of the grant of any of the 2001 Options. Upon the exercise of a 2001 Option, Mr. Kelleher will be treated, for federal income tax purposes, as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value on the date of exercise of the shares of common stock purchased under the Option Agreements over the purchase price paid therefor. Upon a subsequent disposition of the shares, any difference between the fair market value on the date of exercise and the amount realized upon disposition will be eligible for treatment as long-term capital gain or loss, if the shares have been held for more than six months. The Company will be allowed a deduction for federal income tax purposes for compensation paid at the same time and in the same amount as ordinary income from compensation is recognized by Mr. Kelleher, subject to certain limits on deductibility imposed by Internal Revenue Service regulations under some circumstances.

    Each of the Option Agreements provides that the purchase price of shares subject thereto must be paid in full at the time of exercise either in cash, by delivery of shares of Southwest common stock having a fair market value equal to the purchase price, or by a combination of cash and shares of Southwest common stock. If Mr. Kelleher elects to pay the purchase price for the option shares by delivering shares he already owned, he would recognize neither gain nor loss on the exchange of the shares he already owned. Mr. Kelleher's basis in the number of option shares he received would be equal to the basis he had in the shares he exchanged, plus any cash he paid towards the purchase price, plus the compensation income he recognized on exercise of the option.

    The Option Agreements permit Mr. Kelleher to elect to pay required withholding taxes in connection with the exercise of an option granted thereunder by delivering to the Company previously owned shares of common stock or by having shares of common stock otherwise issuable to Mr. Kelleher thereunder withheld by the Company, in each case valued at fair market value on the date of delivery or withholding of the shares.

    Shareholder approval of the Option Agreements is not required under Texas law or for federal income tax purposes, but it is a prerequisite to the listing of the shares covered thereby on the New York Stock Exchange.

REQUIRED VOTE; EFFECT OF A NEGATIVE VOTE

    Approval of the Option Agreements requires the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy at the Annual Meeting, provided a quorum is present. Mr. Kelleher's current Employment Contract provides that, failing shareholder approval of the Option Agreements at this Annual Meeting, the grant of the 2001 Options will be voided, and thereupon the Company and Mr. Kelleher will negotiate alternative compensation of equivalent value to him. Your Board recommends that you vote FOR approval of the Option Agreements.

                         APPROVAL OF AN AMENDMENT TO THE
                          EMPLOYEE STOCK PURCHASE PLAN
                                    (ITEM 4)

    On March 20, 1991, the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") which was approved by shareholders at the 1991 Annual Meeting. The purpose of the Stock Purchase Plan is to provide an incentive for employees of the Company and its subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company's common stock. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

    As of February 28, 2001, 11,652,689 shares of the Company's common stock had been issued to Southwest Employees under the Stock Purchase Plan. On September 21, 2000, the Board of Directors adopted an amendment to the plan reserving an additional 9,000,000 shares for issuance, which is subject to shareholder approval at the Annual Meeting. As of February 28, 2001, there were 28,574 employees who were eligible to participate in the Stock Purchase Plan and 10,673 employees who actually participate in the Stock Purchase Plan.

    The Stock Purchase Plan is a payroll deduction plan which permits eligible employees to purchase shares of common stock of the Company at a discount from the market price. Eligible employees include all employees of the Company or one of its subsidiaries whose customary employment is more than five months per calendar year. Employees who own or hold options for 5% or more of the outstanding common stock may not participate. The individual employee determines the amount of payroll deduction, up to 10% of base pay (as defined in the plan), with a minimum deduction of $5 per payroll period and a maximum purchase of not more than $25,000 worth of stock in any calendar year.

    Stock is purchased directly from the Company on the first trading day of each month and allocated to participants at a purchase price of 90% of the market price on the preceding day. If employment terminates for any reason, payroll deductions are discontinued.

    The Company makes no contributions to the Stock Purchase Plan, other than making common stock available for purchase at a discount and the costs of administering the Stock Purchase Plan.

    The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Participants do not recognize income for federal income tax purposes either upon enrollment or purchase of stock. All tax consequences are deferred until a participant sells stock, disposes of stock by gift, or dies. If stock is held for more than two years after the date of purchase, gain realized on the sale is ordinary income taxable as compensation to the participant to the extent of the lesser of: (i) 10% of the fair market value of the stock as of the purchase date; or (ii) the actual gain (the amount by which the sale price exceeds the purchase price). All additional gain upon the sale of stock is treated as long-term capital gain. If the proposed Amendment to the Stock Purchase Plan is not approved by shareholders at the Annual Meeting, the Plan will lose its qualification under
Section 423, and all participants purchasing shares under the Plan since October 2000 will be required to immediately recognize as ordinary income their 10% discount on the purchase price of such shares.

    The Company receives a deduction from its income for federal income tax purposes to the extent that the participant realizes ordinary income on a disqualifying disposition. The Company does not receive a deduction if a participant meets the two-year holding period requirement.

    The complete text of the Employee Stock Purchase Plan, as amended, is set forth in Exhibit B to this Proxy Statement. The foregoing summary of the Stock Purchase Plan is qualified in its entirety by reference to such Exhibit.

REQUIRED VOTE

    Provided a quorum is present, the affirmative vote of the holders of a majority of the shares represented or present and entitled to vote at the Annual Meeting will be required to approve the Amendment to the Employee Purchase Plan to reserve an additional 9,000,000 shares for issuance thereunder. The Plan has been enormously popular with Company Employees and failure to approve the Amendment will result in termination of the Plan. The Board of Directors recommends that the shareholders vote FOR this proposal.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 5)

    John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, acting on behalf of John J. Gilbert, an owner of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

    "RECOMMEND:

SHAREHOLDER RIGHT TO VOTE ON POISON PILLS
ADOPT RESOLUTION THAT WON 61% SHAREHOLDER VOTE IN 2000

    Shareholders recommend the company not adopt or maintain any poison pill:
UNLESS such plan or agreement has been previously approved by a majority shareholder vote.

    This includes, but is not limited to the poison pill that was adopted by the Company WITHOUT SHAREHOLDER APPROVAL and extended to 2006. After adoption this proposal is not to be amended, modified or repealed, except as a separate proposal and by a shareholder vote. The Investor Responsibility Research Center reported that John J. Gilbert submitted this topic for shareholder vote at the 2000 meeting and it won 61% shareholder approval.

WHY SUBMIT THE SOUTHWEST POISON PILL TO A SHAREHOLDER VOTE?

o Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.
          Nell Minow and Robert Monks in their book, Power and Accountability

o Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.

          Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999

o The Council of Institutional Investors (www.cii.org) recommends shareholder approval of all poison pills in its Shareholder Bill of Rights.

o The Council Bill of Rights also recommends that shareholder proposals receiving majority vote, as this proposal topic did in 2000, be adopted.

                     To increase shareholder value vote yes:
             ADOPT RESOLUTION THAT WON 61% SHAREHOLDER VOTE IN 2000:
                    SHAREHOLDER RIGHT TO VOTE ON POISON PILLS
                                    YES ON 5"

BOARD OF DIRECTORS POSITION

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

    The Board of Directors adopted the Company's shareholder rights plan in 1986, and extended its term for ten more years in 1996, in order to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's plan have been adopted by a majority of the corporations included in the Standard & Poor's 500.

    The purpose of the rights plan is to strengthen the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquiror to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally or acquisitions in the open market of shares constituting control without offering fair value to all shareholders. The rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting and extending the rights plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

    A study by Georgeson & Company Inc., analyzing takeover data from 1992-1996, revealed that premiums paid to acquire target companies with poison pills were on average eight percentage points, or 26%, higher than premiums paid for target companies that did not have poison pills. Georgeson estimated that poison pills had contributed an additional $13 billion in shareholder value during the time period in question, and that the shareholders of acquired companies without pills gave up $14.5 billion in potential premiums. Finally, Georgeson concluded that the presence of a poison pill at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one, and that poison pills did not reduce the likelihood of a company becoming a takeover target.

    However, in response to shareholder concerns, as evidenced by the vote on this topic at the 2000 Shareholders' Meeting, the Board of Directors of Southwest has amended the Company's Rights Plan to include what is commonly referred to as a "chewable" feature. This amendment makes the Plan inapplicable to a fully-financed or cash tender offer for all of the Company's shares of common stock, which remains open for at least 60 calendar days, is at a price equal to the higher of (a) 65% over the average closing price of the common stock during the 90 days preceding the offer and (b) the highest closing price during the 52 weeks preceding the offer, and is accompanied by a written fairness opinion of a nationally recognized investment banking firm. Also, the Company shortened the term of the Rights Plan so that it now expires on July 30, 2005.

    The Board believes that the adoption of a shareholder rights plan is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The adoption of such a plan accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Texas corporation law or the rules of the New York Stock Exchange. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 6)

    John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, acting on behalf of Lee Greenwood, an owner of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

    "RESOLVED:

ANNUAL ELECTION OF EACH DIRECTOR
ADOPT PROPOSAL THAT WON 54% APPROVAL AT MAJOR COMPANIES IN 2000

Southwest Airlines shareholders request the Board of Directors take all necessary steps to adopt annual election of each director as a corporate bylaw. Also, require that any future action on this topic be put to shareholder vote - as a separate proposal.

    SUPPORTING STATEMENT

    The election of directors is the primary avenue for shareholders to hold management accountable for its performance.

    Requiring each director to stand for election annually gives shareholders an opportunity to register their views on the performance of each director individually and the board as a group. Many institutional investors hold that electing each director annually is one of the best methods to ensure that the Company will be managed in the best interest of investors.

    This proposal topic won a 54% approval rate at the 51 major companies where it was voted on in 2000.

    Source: Investor Responsibility Research Center Report, Sept. 27,2000.

    Southwest Airlines management is protected by the lack of annual election of each director combined with a poison pill and strong anti-takeover provisions under state law.

    The usual management argument for not electing each director annually - management fear of a take-over - does not apply to Southwest. Southwest's high stock price nearly guarantees that it will not be a take-over target.

    This proposal to improve corporate governance is particularly important as Southwest Airlines prepares for the transition of Mr. Herb Kelleher. Southwest has performed remarkably well under the dynamic long-term presidency a new Chief Executive Officer and President under Chairman Herb Kelleher. As a result the market value of Southwest Airlines stock exceeds the combined value of American Airlines, Delta Airlines and United Airlines stock. To maintain this high valuation the company needs to take every step possible to continue good management through good corporate governance.

    Many institutional investors hold that good governance, that includes annual election of each director, is a means of ensuring the long-term performance of the companies they invest in. A survey by McKinsey & Co., international management consultant shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

    To maintain and improve shareholder value vote yes for:

                        ANNUAL ELECTION OF EACH DIRECTOR
                                    YES ON 6"

BOARD OF DIRECTORS POSITION

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

    The Company's Board of Directors has been comprised of three classes, serving staggered three-year terms, for a number of years, and the Company is confident that the present configuration is in the best interests of all shareholders. In fact, Southwest is the only major U.S. airline that has been profitable each year since 1972. In addition, during that time it has grown from three aircraft serving three cities to the fourth largest U.S. airline in terms of originating domestic passengers boarded. Since 1988, when the Board was originally classified, the value of the Company's common stock has appreciated over 2000%. The Company believes that the stability provided by the classified Board is part of this success story.

    The Company believes that a classified Board encourages potential acquirors to negotiate with the Board rather than engaging in hostile and abusive takeover tactics. The classified Board does not prevent potential acquirors from making unsolicited acquisition proposals that may be beneficial to consider.

    The Company also believes that the classified Board structure contributes to the stability of the Company's management and policies, since a majority of the Directors at any given time have prior experience as Directors of the Company. The Company believes that such continuity provides an orderly transition of Directors from election to election. Further, the Company believes that Directors elected for staggered terms are not any less accountable to shareholders than they would be if elected annually.

    Adoption of this proposal would not automatically eliminate the classified Board. Further action would be required for the shareholders to amend the bylaws of the Company. Under the bylaws, an 80% vote of the outstanding shares would be required for approval.

    THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 7)

    John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, acting on behalf of Mr. and Mrs. Bernard Schlossman, owners of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

                         REINSTATE SIMPLE-MAJORITY VOTE

Recommend Reinstate simple-majority vote on all issues that are submitted to shareholder vote to the fullest extent possible. Also, recommend that any future proposal impacting majority shareholder vote, be put to shareholder vote - as a separate proposal.

    Mr. and Mrs. Bernard Schlossman, the proponents of this proposal, also submitted this proposal topic to the company for the 2000 proxy statement according to the public record.

WHY RETURN TO SIMPLE-MAJORITY VOTE?

o Simple-majority resolutions won 54% APPROVAL from shareholders in 1999 - Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999.

    SOUTHWEST AIRLINES NEEDS TO BE MORE COMPETITIVE IN CORPORATE GOVERNANCE AS IT PREPARES FOR THE SUCCESSOR TO ITS WELL-KNOWN CEO, MR. HERB KELLEHER. Simple-majority vote can help continue Wall Street's high value for Southwest stock during the challenging Southwest succession period.

    WHAT INCENTIVE IS THERE FOR GOOD CORPORATE GOVERNANCE - HIGHLIGHTED BY SIMPLE-MAJORITY VOTE?

    A new survey by the international management consultancy McKinsey & Co. shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

    McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth.
         Wall Street Journal            June 19, 2000

    The importance of a successful management transition through good corporate governance is highlighted by:

o Succession is the single most important task of directors, said Nell Minow, member of the National Association of Corporate Directors Succession Commission.

o Southwest has no committee to review succession plans, as corporate governance experts recommend.

    Institutional Shareholder Services said that super-majority vote requirements lock in provisions that are harmful to shareholders. ISS said that super-majority may entrench management by preventing action that may benefit shareholders.

    To keep Southwest Airlines competitive at the highest company level:

                         REINSTATE SIMPLE-MAJORITY VOTE
                                    YES ON 7"

BOARD OF DIRECTORS POSITION

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

    The proposal is unclear as to what is specifically being requested. Assuming the proposal requests that all matters requiring shareholder approval would pass if the votes cast for a matter exceeded the votes against, this proposal as written would violate Texas law and would suggest elimination of a shareholder-approved provision of the Company's charter documents specifically designed to protect our shareholders.

    Texas law provides protections for shareholders by requiring the affirmative vote of at least two thirds of the outstanding shares entitled to vote (not just the votes cast at a meeting) for certain fundamental corporate actions, such as amending the articles of incorporation, approving certain mergers, selling substantially all of the company's assets or dissolving the company. As written, the proposal would be in violation of these provisions of Texas law.

    The Company's charter provisions are consistent with Texas law. Currently, most proposals submitted to a vote of our shareholders, whether submitted by management or by a shareholder, require a vote of the majority of the shares present at the meeting, whether in person or by proxy. This is commonly referred to as a "simple-majority vote." In 1986, the Company's shareholders approved an amendment to the Company's charter increasing the required shareholder approval for certain matters from 2/3 to 80% of our outstanding shares, whether present at a meeting or not. This type of provision is commonly referred to as a "super-majority vote."

    Super-majority voting requirements are not intended to, and do not, preclude non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process.

    Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the Company's articles of incorporation and bylaws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Texas law, amendments to the Articles of Incorporation require a recommendation from the Board of Directors prior to submission to shareholders.

    THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 2001. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

    Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $245,000.

    All Other Fees. All other fees billed by Ernst & Young for 2000 totaled $349,500, including audit-related services of $256,800 and non-audit services of $92,700. Audit related services generally include fees for benefit plan audits, accounting consultations, and SEC registration statements.

                                  OTHER MATTERS

NOTICE REQUIREMENTS

    To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. If we do not receive notice of your proposal before February 25, 2002, it will be considered "untimely" and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

    In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2002 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 6, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership in Company common stock with the Securities and Exchange Commission and the New York Stock Exchange. During 2000, one report involving the sale of common stock was filed four days late by Joyce Rogge, Vice President - Marketing and one report involving the exercise of options to purchase shares of common stock and the sale of shares at the same time, was filed late by Jim Wimberly, Executive Vice President - Chief Operations Officer.

DISCRETIONARY AUTHORITY

    In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

    The Company has received notice that a shareholder intends to introduce several related proposals at the Annual Meeting requesting management to report on certain of the Company's shareholder resolution and annual meeting reporting practices, as well as employee stock ownership. If any of these proposals is introduced at the meeting, the persons named as proxies will vote against the proposal under their discretionary authority.

    The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                            Chairman of the Board, President and
                                                         Chief Executive Officer


April 13, 2001




----------


TO:   PARTICIPANTS IN THE SOUTHWEST AIRLINES CO. PROFITSHARING PLAN (THE "PLAN")

    The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement relate to shares of common stock of Southwest Airlines Co. held by the Trustee for your profit sharing account, as well as any shares you may own in your own name.

    Under the Plan, each participant has the right to direct the voting of stock credited to his or her account. In addition, you and the other participants are entitled to direct the voting of stock credited to the accounts of participants who do not give voting instructions.

    The Trustee is required to vote the shares held for your account in accordance with your instructions. If you wish to instruct the Trustee on the vote of shares held for your account, you should complete and sign the form enclosed and return it in the addressed, postage-free envelope by May 14, 2001.

    If you do not return your proxy card by May 14, 2001, the Trustee will vote your shares in the same proportions as the shares for which the Trustee receives voting instructions from other participants.

                                                                       EXHIBIT A

                             SOUTHWEST AIRLINES CO.
                             AUDIT COMMITTEE CHARTER


The Audit Committee of the Board of Directors of Southwest Airlines Co. shall perform the following functions:

         1. Review with independent auditors the scope and results of their audits, the audit procedures utilized, including any restrictions on their work, cooperation received and their findings and recommendations. Engage the independent auditors to review financial information included in the Company's Quarterly Reports on Form 10-Q, prior to the filing of such report with the Securities and Exchange Commission.

         2. Review with the independent auditors and the management the Company's financial reporting and accounting principles, policies and practices.

         3. Review with the independent auditors and the Company's internal auditor the adequacy of the Company's accounting, financial and internal operating controls, including those designed to insure that Company payments and other transactions are properly made and recorded in compliance with all applicable statutes and regulations, including the Foreign Corrupt Practices Act of 1977.

         4. Recommend independent auditors for employment by the Company when the Committee considers it appropriate to do so or at the request of the Board of Directors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

         5. Review with the independent auditors and the management the independent auditors' fees for audit services. Consider the possible effect of non-audit related services, performed by the independent auditors, on the independence of said independent auditors. Receive an annual written report from the independent auditors regarding the auditors' independence, discuss such report with the auditors, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

         6. Meet four times a year in regular meetings, and additional meetings that may be deemed appropriate by the Chairman of the Audit Committee or the Board of Directors.

         7. Perform such additional functions as may from time to time be assigned to the Committee by the Board of Directors.

         8. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         9. Beginning in 2001, prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, in which the Committee will state whether:

                  (1) the Audit Committee has reviewed and discussed the audited financial statements with management;

                  (2) the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (relating to the conduct of the audit);

                  (3) the Audit Committee has received the written disclosures and the letter from the independent auditors required by ISB Standard No.1 and has discussed with the auditors the auditors' independence; and

                  (4) based upon the review and discussions described above, it recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K.

The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                                                       EXHIBIT B


                             SOUTHWEST AIRLINES CO.
                        1991 EMPLOYEE STOCK PURCHASE PLAN
                          AS AMENDED SEPTEMBER 21, 2000

1.       Purpose.

         The Southwest Airlines Co. 1991 Employee Stock Purchase Plan (the "Plan") is intended to provide an incentive for employees of Southwest Airlines Co. (the "Company") and its subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company's $1.00 par value Common Stock (the "Common Stock"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

2.       Administration.

         The Plan shall be administered by a committee (the "Administrator") of three or more non-employee members of the Board of Directors (the "Board"), in accordance with Rule 16b-3 of the Securities and Exchange Commission as in effect on the date of adoption of the Plan by the Board. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 of the Code, and any successor provisions, the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all participants.

3.       Number of Shares.

         The Company initially reserved for sale under the Plan 750,000 shares of Common Stock. On September 21, 2000, the Board amended the Plan to reserve for sale under the Plan an additional 6,000,000 shares of Common Stock. Shares sold under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases, but all shares sold under the Plan, regardless of source, shall be counted against the shares reserved under the Plan.

         In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator may make such adjustment, if any, as it deems appropriate in the number of shares of Common Stock available for purchase under the Plan.

4.       Eligibility Requirements.

         Any employee of the Company (as defined below) who has completed six
(6) months of continuous service with the Company may participate in the Plan, except the following:

         (a) employees who would, immediately upon purchase of any Common Stock under the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any subsidiary;

         (b) employees who are customarily employed by the Company less than five months in any calendar year; and

         (c) employees who reside in a jurisdiction whose laws prohibit participation in the Plan.

         Participation in the Plan is entirely voluntary.

         As used herein, the term "employee of the Company" shall include employees of any subsidiary of the Company. Eligible employees who elect to participate in the Plan are hereafter referred to as "Participants" or individually as a "Participant."

5.       Enrollment and Payroll Deductions.

         Any eligible employee may become a participant in the Plan by completing, signing and submitting to the Company an enrollment form.

         All Participant contributions to the Plan shall be made only by payroll deductions. Each enrollment form shall specify the amount which the Participant elects to contribute under the Plan for each payroll period and shall authorize the Company to withhold such amount from the salary of such Participant with respect to each payroll period thereafter until such Participant's participation in the Plan is terminated or until the amount of such deductions shall be changed or suspended as hereafter provided. Any eligible employee may authorize payroll deductions pursuant to the Plan as follows:

         The minimum payroll deduction is $5.00 per payroll period and the maximum is 10% of his or her base salary for such period (exclusive of commissions, bonuses, overtime pay, shift premiums, long-term disability or workers compensation payments and similar amounts). In no event may the Common Stock purchased under the Plan for any single Participant exceed $25,000 of fair market value of such stock in any calendar year. As used herein, the term "payroll period" shall mean the period from the date on which the Participant customarily receives payment of his regular salary or wages to the next successive date in which he customarily receives payment.

         A Participant may elect to increase or decrease the rate of contribution, or withdraw from the Plan entirely, by delivery to the Company of a new enrollment/change form indicating the revised rate of contribution; provided, however, that any suspension shall continue until the Participant has submitted an enrollment/change form to the Company.

         Enrollment/change forms received between the 1st and the 15th days of any month shall be effective for the payroll period covered by the paycheck received on the 5th day of the next month. Enrollment/change forms received between the 16th and last days of any month shall be effective for the payroll period covered by the paycheck received on the 20th day of the next month.

         Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. The Company shall be entitled to use of the contributions immediately after payroll withholding, may maintain the contributions as a single fund, and shall have no obligation to pay interest on the contributions to any Participant.

6.       Purchase of Shares.

         The Company shall accumulate on a monthly basis and hold, without interest, the amounts withheld from the payroll deductions of all Participants. On the last trading day of each month ("Purchase Dates") the Company shall apply the funds then credited to each Participant's account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares purchased shall be 90% of the mean between the highest and lowest quoted selling prices of the Common Stock on the New York Stock Exchange on that Purchase Date. For purposes of Section 423 of the Code, the Company shall be deemed to have granted to the Participant an option to purchase shares of Common Stock on each Purchase Date. Such option shall not be transferable by the Participant except as permitted by Section 8.

         Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Any cash equal to less than the price of a whole share of Common Stock left in a Participant's account on a Purchase Date shall be carried forward in such Participant's account for application on the next Purchase Date.

7.       Termination of Employment.

         Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death or disability). As soon as administratively feasible after termination, the Company shall pay to the Participant or his or her beneficiary or legal representative all amounts credited to the Participant's account which have not yet been applied to the purchase of Common Stock.

8.       Assignment.

         The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law, or otherwise, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. No Participant may create a lien on any funds, securities, rights or other property held by the Company for the account of the Participant under the Plan.

         A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him or her, except that a Participant may direct the Company in the enrollment form to issue share certificates to the Participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Administrator.

9.       Administrative Assistance.

         If the Administrator in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

10.      Costs.

         All costs and expenses incurred in administering this Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but any brokerage fees for the sale of shares by a Participant shall be borne by the Participant.

11.      Equal Rights and Privileges.

         All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 11 shall take precedence over all other provisions of the Plan.

12.      Applicable Law.

         The Plan shall be governed by the laws of the State of Texas.

13.      Modification and Termination.

         The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the shareholders of the Company, if such amendment would:

         (a) increase the number of shares reserved for purchase under the Plan;

         (b) materially increase the benefits to Participants; or

         (c) materially modify the requirements for participation.

         In the event the Plan is terminated, the Board may elect to terminate all participation either immediately or upon completion of the purchase of shares on the next Purchase Date. All funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

         If at any time the shares available under the Plan are overenrolled, enrollments shall be reduced proportionately to eliminate the overenrollment. Any funds that cannot be applied to the purchase of shares due to overenrollment shall be refunded to the Participants as soon as administratively feasible.

14.      Board and Shareholder Approval.

         This Plan shall be deemed effective upon its approval by the Board, and shall be submitted to the shareholders of the Company for their approval at the next meeting of shareholders.

15.      Securities Laws.

         The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when such shares have not been registered under the Securities Act of 1933, as amended and such other state and federal laws, rules or regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.

16.      Notices.

         All notices which may be or are required to be given by Participants or employees of the Company to the Company under the terms of this Plan shall be effective when received in writing by the Company addressed to Administrator, Southwest Airlines Co. 1991 Employee Stock Purchase Plan, at the Company's principal place of business.

                                                                       EXHIBIT C

TO OUR SHAREHOLDERS:

         The year 2000 was another "championship season" for all of Southwest's fans: our Employees; our Shareholders; and our Customers. And these three "groups" have a wonderfully synergistic interrelationship at Southwest: collectively our Employees are our single largest share and stock option holders and are also our beloved Customers; our Shareholders are, to a great extent, our Employees and Customers; and our Customers are, of course, in many instances Employees and Shareholders. Employees, Shareholders, and Customers all get a championship ring for the year 2000, but no more than one per person!

         2000 was Southwest's 28th consecutive year of profitability; job security; plentiful profitsharing; and of adding value for our Employees - Shareholders - Customers. It was also Southwest's ninth consecutive year of increased profits. Our 2000 earnings of $625.2 million (a 31.8% increase over 1999) are in significant part attributable to our fuel hedging program, which produced a $113.5 million offset to the aggregate cost of greatly enhanced jet fuel prices. We are 80 percent hedged on our anticipated 2001 jet fuel requirements at an average price of $22.00 per barrel of crude oil (at this writing, the market price for crude oil in the United States is $32.19 per barrel).

         Our fourth quarter 2000 earnings increased by 64.9 percent to $154.7 million, which we presently regard as a favorable augury for our 2001 financial results, in light of our 80 percent hedge position. We currently anticipate that the expansion rate of the domestic economy will somewhat diminish in 2001, but that any consequent general decline in air traffic demand will be offset at Southwest by the fact that we now provide approximately 90 percent of all of the low-fare airline competition in the United States of America. In past economic slowdowns, Southwest's traffic levels and unit revenues have been sustained by an influx of more cost conscious air travelers.

         We will commence service to West Palm Beach on January 1, 2001, and expand our available seat mile capacity by approximately 11 percent for the year.

         The year 2000, and particularly its fourth quarter, proved to be a very trying time for much of the airline industry but a triumphant time for the "fans" of Southwest, our Employees - Shareholders - Customers. This championship performance was produced by our Employees' diligent dedication to maintaining low costs, and thus low fares, and to providing high spirited and winning Customer Service to themselves and to our passengers. The unity, altruism, and results oriented focus of our People is both my joy and my pride as we enter our 30th year of commercial air service - and as we herald the commencement of the millennium with our new "Canyon Blue" exteriors and "Canyon Blue" and "Saddle Tan" full leather interiors on our growing fleet of aircraft. We have introduced a new aesthetic for a new millennium, and an integral part of its purpose is to refresh and honor our People who, without doubt, are the Greatest Generation in the History of the Airline Industry!

Most sincerely,

Herbert D. Kelleher
Chairman, President, and Chief Executive Officer
January 20, 2001

DESCRIPTION OF BUSINESS

      Southwest Airlines Co. ("Southwest") is a major domestic airline that provides primarily shorthaul, high-frequency, point-to-point, low-fare service. Southwest was incorporated in Texas and commenced Customer Service on June 18, 1971 with three Boeing 737 aircraft serving three Texas cities - Dallas, Houston, and San Antonio.

      At yearend 2000, Southwest operated 344 Boeing 737 aircraft and provided service to 58 airports in 57 cities in 29 states throughout the United States. Southwest commenced service to Albany, New York and Buffalo, New York in May and October 2000, respectively, and to West Palm Beach, Florida in January 2001. Southwest will discontinue service to San Francisco International Airport in March 2001, relocating the 14 flights per day from that airport to Oakland and San Jose, California.

      Based on data for second quarter 2000 (the latest available data), Southwest Airlines is the 4th largest carrier in the United States based on domestic passengers boarded and the largest based on scheduled domestic departures.

      The business of the Company is somewhat seasonal. Quarterly operating income and, to a lesser extent, revenues tend to be lower in the first quarter (January 1 - March 31).

FUEL

      The cost of fuel is an item having significant impact on the Company's operating results. The Company's average cost of jet fuel over the past five years was as follows:

                     COST              AVERAGE PRICE            PERCENT OF
   YEAR           (Millions)            PER GALLON          OPERATING EXPENSES
   ----           ----------           -------------        ------------------
   1996             $484.7                 $.65                   15.9%
   1997             $495.0                 $.62                   15.0%
   1998             $388.3                 $.46                   11.2%
   1999             $492.4                 $.53                   12.5%
   2000             $804.4                 $.79                   17.4%

      See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of Southwest's fuel hedging activities.

REGULATION

      Economic. The Dallas Love Field section of the International Air Transportation Competition Act of 1979, as amended in 1997 (commonly known as the "Wright Amendment"), as it affects Southwest's scheduled service, provides that no common carrier may provide scheduled passenger air transportation for compensation between Love Field and one or more points outside Texas, except that an air carrier may transport individuals by air on a flight between Love Field and one or more points within the states of Alabama, Arkansas, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma, and Texas if (a) "such air carrier does not offer or provide any through service or ticketing with another air carrier" and (b) "such air carrier does not offer for sale transportation to or from, and the flight or aircraft does not serve, any point which is outside any such states." The Wright Amendment does not restrict flights operated with aircraft having 56 or fewer passenger seats. Southwest does not interline or offer joint fares with any other air carrier. The Wright Amendment does not restrict Southwest's intrastate Texas flights or its air service from points other than Love Field.

      The Department of Transportation ("DOT") has significant regulatory jurisdiction over passenger airlines. Unless exempted, no air carrier may furnish air transportation over any route without a DOT certificate of authorization, which does not confer either exclusive or proprietary rights. The Company's certificates are unlimited in duration and permit the Company to operate among any points within the United States, its territories and possessions, except as limited by the Wright Amendment, as do the certificates of all other U.S. carriers. DOT may revoke such certificates, in whole or in part, for intentional failure to comply with any provisions of subchapter IV of the Federal Aviation Act of 1958, or any order, rule or regulation issued thereunder or any term, condition or limitation of such certificate; provided that, with respect to revocation, the certificate holder has first been advised of the alleged violation and has been given a reasonable time to effect compliance.

      DOT prescribes uniform disclosure standards regarding terms and conditions of carriage, and prescribes that terms incorporated into the Contract of Carriage by reference are not binding upon passengers unless notice is given in accordance with its regulations.

      Safety. The Company is subject to the jurisdiction of the Federal Aviation Administration ("FAA") with respect to its aircraft maintenance and operations, including equipment, ground facilities, dispatch, communications, flight training personnel, and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain operating, airworthiness, and other certificates, which are subject to suspension or revocation for cause. The Company has obtained such certificates. The FAA, acting through its own powers or through the appropriate U. S. Attorney, also has the power to bring proceedings for the imposition and collection of fines for violation of the Federal Air Regulations.

      The Company is subject to various other federal, state, and local laws and regulations relating to occupational safety and health, including Occupational Safety and Health Administration (OSHA) and Food and Drug Administration (FDA) regulations.

      Environmental. Certain airports, including San Diego, Burbank, and Orange County, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in service or increases in operating costs, and such restrictions could limit the ability of Southwest to expand its operations at the affected airports. Local authorities at other airports may consider adopting similar noise regulations, but such regulations are subject to the provisions of the Airport Noise and Capacity Act of 1990 and regulations promulgated thereunder.

      Operations at John Wayne Airport, Orange County, California, are governed by the Airport's Phase 2 Commercial Airline Access Plan and Regulation (the "Plan"). Pursuant to the Plan, each airline is allocated total annual seat capacity to be operated at the airport, subject to renewal/reallocation on an annual basis. Service at this airport may be adjusted annually to meet these requirements.

      The Company is subject to various other federal, state, and local laws and regulations relating to the protection of the environment, including the discharge or disposal of materials such as chemicals, hazardous waste, and aircraft deicing fluid. Potential future regulatory developments pertaining to such things as control of engine exhaust emissions from ground support equipment and prevention of leaks from underground aircraft fueling systems could increase operating costs in the airline industry. The Company does not believe, however, that such environmental regulatory developments will have a material impact on the Company's capital expenditures or otherwise adversely effect its operations, operating costs, or competitive position. Additionally, in conjunction with airport authorities, other airlines, and state and local environmental regulatory agencies, the Company is undertaking voluntary investigation or remediation of soil or groundwater contamination at several airport sites. While the full extent of any contamination at such sites and the parties responsible for such contamination have not been determined, the Company does not believe that any environmental liability associated with such sites will have a material adverse effect on the Company's operations, costs, or profitability.

      Customer Service Commitment. During 1999, the airline transportation industry faced possible legislation dealing with certain customer service practices. As a compromise with Congress, the industry, working with the Air Transport Association, responded by adopting and filing with the DOT written plans disclosing how it would commit to improving performance. Southwest Airlines formalized its dedication to Customer Satisfaction by adopting its Customer Service Commitment, a comprehensive plan which embodies the Mission Statement of Southwest Airlines: dedication to the highest quality of Customer Service delivered with a sense of warmth, friendliness, individual pride, and Company Spirit. The Customer Service Commitment can be reviewed by clicking on "About SWA" at www.southwest.com. Congress is expected to monitor the effects of the industry's plans, and there can be no assurance that legislation will not be proposed in the future to regulate airline practices.

MARKETING AND COMPETITION

       Southwest focuses principally on point-to-point, rather than hub-and-spoke, service in shorthaul markets with frequent, conveniently timed flights, and low fares. For example, Southwest's average aircraft trip length in 2000 was 492 miles with an average duration of approximately 1.5 hours. At yearend, Southwest served approximately 306 one-way nonstop city pairs.

      Southwest's point-to-point route system, as compared to hub-and-spoke, provides for more direct nonstop routings for shorthaul customers and, therefore, minimizes connections, delays, and total trip time. Southwest focuses on nonstop, not connecting, traffic. As a result, approximately 77 percent of the Company's Customers fly nonstop. In addition, Southwest serves many conveniently-located satellite or downtown airports such as Dallas Love Field, Houston Hobby, Chicago Midway, Baltimore-Washington International, Burbank, Manchester, Oakland, San Jose, Providence, Ft. Lauderdale/Hollywood and Long Island airports, which are typically less congested than other airlines' hub airports and enhance the Company's ability to sustain high Employee productivity and reliable ontime performance. This operating strategy also permits the Company to achieve high asset utilization. Aircraft are scheduled to minimize the amount of time the aircraft is at the gate, currently approximately 25 minutes, thereby reducing the number of aircraft and gate facilities that would otherwise be required. Southwest does not interline with other airlines, nor have any commuter feeder relationships.

      Southwest employs a very simple fare structure, featuring low, unrestricted, unlimited, everyday coach fares. The Company operates only one aircraft type, the Boeing 737, which simplifies scheduling, maintenance, flight operations, and training activities.

      In January 1995, Southwest was the first major airline to introduce a Ticketless travel option, eliminating the need to print a paper ticket altogether. Southwest also entered into an arrangement with SABRE, the computer reservation system in which Southwest has historically participated to a limited extent, providing for ticketing and automated booking on Southwest in a very cost-effective manner. In 1996, Southwest began offering Ticketless travel through the Company's home page on the Internet's World Wide Web at http://www.southwest.com. At the end of 2000, approximately 80% of Southwest's

Customers chose the Ticketless travel option. In December 2000 approximately 39% of Southwest's passenger revenues came through its Internet site, which has become a vital part of the Company's distribution strategy.

      The airline industry is highly competitive as to fares, frequent flyer benefits, routes, and service, and some carriers competing with the Company have greater financial resources, larger fleets, and wider name recognition. Several of the Company's larger competitors offer low-cost, shorthaul service in markets served by the Company, which represents a more direct threat in Southwest's market niche. Certain major United States airlines have established marketing alliances with each other, including Northwest Airlines/Continental Airlines, American Airlines/Alaska Airlines, and Continental Airlines/America West Airlines. During 2000, two of our competitors, UAL Corporation and USAirways, Inc., entered into a merger agreement and in January 2001, AMR Corp. announced a plan to purchase the assets of Trans World Airlines, along with certain assets of USAirways, Inc. If those acquisitions are concluded, competition in the airline industry could be significantly altered. Profit levels in the air transport industry are highly sensitive to changes in operating and capital costs and the extent to which competitors match an airline's fares and services. The profitability of a carrier in the airline industry is also impacted by general economic trends.

      The Company is also subject to varying degrees of competition from surface transportation in its shorthaul markets, particularly the private automobile. In shorthaul air services that compete with surface transportation, price is a competitive factor, but frequency and convenience of scheduling, facilities, transportation safety, and Customer Service may be of equal or greater importance to many passengers.

INSURANCE

      The Company carries insurance of types customary in the airline industry and at amounts deemed adequate to protect the Company and its property and to comply both with federal regulations and certain of the Company's credit and lease agreements. The policies principally provide coverage for public and passenger liability, property damage, cargo and baggage liability, loss or damage to aircraft, engines, and spare parts, and workers' compensation.

FREQUENT FLYER AWARDS

      Southwest's frequent flyer program, Rapid Rewards, is based on trips flown rather than mileage. Rapid Rewards Customers earn a flight segment credit for each one-way trip flown or two credits for each round trip flown. Rapid Rewards Customers can also receive flight segment credits by using the services of non-airline partners, which include credit card partners, a telephone company, car rental agencies, hotels, and the Southwest Airlines First USA (R) Visa card. Rapid Rewards offers two types of travel awards. The Rapid Rewards Award Ticket ("Award Ticket") offers one free roundtrip travel award to any Southwest destination after the accumulation of 16 flight segment credits within a consecutive twelve-month period. The Rapid Rewards Companion Pass ("Companion Pass") is granted after flying 50 roundtrips (or 100 one- way trips) on Southwest within a consecutive twelve-month period. The Companion Pass offers unlimited free roundtrip travel to any Southwest destination for a companion of the qualifying Rapid Rewards member. In order for the companion to use this pass, the Rapid Rewards member must purchase a ticket or use an Award Ticket. Additionally, the Rapid Rewards member and companion must travel together on the same flight.

      Trips flown are valid for flight segment credits toward Award Tickets and Companion Passes for twelve months only; Award Tickets and Companion Passes are automatically generated when earned by the Customer rather than allowing the Customer to bank credits indefinitely and Award Tickets and Companion Passes are valid for one year with an automatic expiration date. "Black out" dates apply during peak holiday periods.

      The Company also sells flight segment credits to business partners including credit card companies, phone companies, hotels, and car rental agencies. These credits may be redeemed for Award Tickets having the same program characteristics as those earned by flying.

      Customers redeemed approximately 1,571,000, 1,248,000 and 927,000 Award Tickets and flights on Companion Passes during 2000, 1999 and 1998 respectively. The amount of free travel award usage as a percentage of total Southwest revenue passengers carried was 4.9 percent in 2000, 4.3 percent in 1999 and 3.5 percent in 1998. The number of Award Tickets outstanding at December 31, 2000 and 1999 was approximately 985,000 and 846,000, respectively. These numbers do not include partially earned Award Tickets. The Company currently does not have a system to accurately estimate partially earned Award Tickets. However, these partially earned Award Tickets may equal 75 percent or more of the current outstanding Award Tickets. Since the inception of Rapid Rewards in 1987, approximately 14 percent of all Award Tickets have expired without being used. The number of Companion Passes for Southwest outstanding at December 31, 2000 and 1999 was approximately 41,000 and 32,000, respectively. The Company currently estimates that 3 to 4 trips will be redeemed per outstanding Companion Pass. The Company's frequent flyer program has not had a material impact on its results of operations or financial condition.

      The Company accounts for its frequent flyer program obligations by recording a liability for the estimated incremental cost of flight awards the Company expects to be redeemed (except for flight segment credits sold to business partners). This method recognizes an average incremental cost to provide roundtrip transportation to one additional passenger. The estimated incremental cost includes direct passenger costs such as fuel, food and other operational costs, but does not include any contribution to overhead or profit. The incremental cost is accrued at the time an award is earned and revenue is subsequently recognized, at the amount accrued, when the free travel award is used. For flight segment credits sold to business partners prior to January 1, 2000 revenue was recognized when the credits were sold. Beginning January 1, 2000, revenue from the sale of flight segment credits and associated with future travel is deferred and recognized when the ultimate free travel award is flown or the credits expire unused. Accordingly, Southwest does not accrue incremental cost for the expected redemption of free travel awards for credits sold to business partners. The liability for free travel awards earned but not used at December 31, 2000 and 1999 was not material.

EMPLOYEES

      At December 31, 2000, Southwest had 29,274 active employees, consisting of 9,610 flight, 1,414 maintenance, 14,560 ground customer and fleet service and 3,690 management, accounting, marketing, and clerical personnel.

      Southwest has ten collective bargaining agreements covering approximately 83 percent of its employees. The following table sets forth the Company's employee groups and collective bargaining status:


   EMPLOYEE GROUP                    REPRESENTED BY               AGREEMENT AMENDABLE ON
   --------------                    --------------               ----------------------
Customer Service and            International Association of            November 2002
Reservations                    Machinists and Aerospace
                                Workers, AFL-CIO

Flight Attendants               Transportation Workers of               May 2002
                                America, AFL-CIO ("TWU")

Ramp, Operations and            TWU                                     December 1999
Provisioning                                                          (in negotiations)

Pilots                          Southwest Airlines Pilots'              September 2004
                                Association

Flight Dispatchers              Southwest Airlines Employee             November 2009
                                Association

Aircraft Appearance             International Brotherhood of            February 2009
Technicians                     Teamsters ("Teamsters")

Stock Clerks                    Teamsters                               August 2008

Mechanics                       Teamsters                               August 2001

Flight Simulator Technicians    Teamsters                               November 2008

Flight/Ground School            Southwest Airlines Professional         December 2010
Instructors and Flight Crew     Instructors Association
Training Instructors


AIRCRAFT

      Southwest operated a total of 344 Boeing 737 aircraft as of December 31, 2000, of which 94 and seven were under operating and capital leases, respectively. The remaining 243 aircraft were owned.

      Southwest was the launch customer for the Boeing 737-700 aircraft, one of the newest generation of the Boeing 737 aircraft type. The first 737-700 aircraft was delivered in December 1997 and entered revenue service in January 1998. At December 31, 2000, Southwest had 92 Boeing 737-700 aircraft in service.

      In total, at December 31, 2000, the Company had firm orders and options to purchase Boeing 737 Aircraft as follows:

           FIRM ORDERS AND OPTIONS TO PURCHASE BOEING 737-700 AIRCRAFT

        DELIVERY YEAR        FIRM ORDERS        OPTIONS        ROLLING OPTIONS
        -------------        -----------        -------        ---------------

            2001                 25

            2002                 27

            2003                 13               13

            2004                 29               13

            2005                  5               18

            2006                 22               18

            2007                 25                                   20

          2008-2012                               25                 197

        TOTALS                  146               87                 217

      The Company currently intends to retire its fleet of 33 Boeing 737-200 aircraft over the next five years.

      The average age of the Company's fleet at December 31, 2000 was 8.2 years.

GROUND FACILITIES AND SERVICES

      Southwest leases terminal passenger service facilities at each of the airports it serves to which it has added various leasehold improvements. The Company leases land on a long-term basis for its maintenance centers located at Dallas Love Field, Houston Hobby, and Phoenix Sky Harbor, its training center near Love Field, which houses five 737 simulators, and its corporate headquarters, also located near Love Field. The maintenance, training center, and corporate headquarters buildings on these sites were built and are owned by Southwest. At December 31, 2000, the Company operated nine reservation centers. The reservation centers located in Little Rock, Arkansas; Chicago, Illinois; Albuquerque, New Mexico; and Oklahoma City, Oklahoma occupy leased space. The Company owns its Dallas, Texas; Houston, Texas; Phoenix, Arizona; Salt Lake City, Utah; and San Antonio, Texas reservation centers.

      The Company performs substantially all line maintenance on its aircraft and provides ground support services at most of the airports it serves. However, the Company has arrangements with certain aircraft maintenance firms for major component inspections and repairs for its airframes and engines, which comprise the majority of the annual maintenance costs.

LEGAL PROCEEDINGS

      The Company received a statutory notice of deficiency from the Internal Revenue Service (the "IRS") in which the IRS proposed to defer deductions claimed by the Company on its federal income tax returns for the taxable years 1989 through 1991 for the costs of certain aircraft inspection and maintenance procedures. In defense of the notice of deficiency, the Company filed a petition in the United States Tax Court on October 30, 1997, seeking a determination that the IRS erred in disallowing the deductions claimed by the Company and that there is no deficiency in the Company's tax liability for the taxable years in issue. The notice of deficiency received by the Company stemmed from an industry-wide challenge by the IRS of the long standing practice of currently expensing aircraft inspection and maintenance costs, and similar adjustments have been proposed by the IRS to the tax returns of numerous other members of the airline industry. In response to this challenge, the Air Transport Association of America, the airline industry's trade association, since late 1996 has been in discussions with the Treasury Department and the national office of the IRS regarding the issuance of unpublished guidance confirming the industry's practice of expensing the subject inspection and maintenance costs. On December 21, 2000, the national office of the IRS published a revenue ruling in which it concluded that aircraft inspection and maintenance substantially the same as that in issue in the Company's Tax Court suit is currently deductible as an ordinary and necessary business expense. Counsel for the company and the IRS soon will engage in discussions in an attempt to resolve the controversy in conformity with the IRS' revenue ruling and without the necessity of further litigation. Management believes that the final resolution of this controversy will not have a materially adverse effect upon the financial condition or results of operations of the Company. This forward-looking statement is based on management's current understanding of the relevant law and facts; it is subject to various contingencies including the views of legal counsel, changes in the IRS' position, the potential cost and risk associated with litigation, and the actions of the IRS, judges and juries.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

      The executive officers of Southwest, their positions, and their respective ages (as of January 1, 2001) are as follows:

        NAME                           POSITION                            AGE
        ----                           --------                            ---

Herbert D. Kelleher        Chairman of the Board, President,                69
                            and Chief Executive Officer

Colleen C. Barrett         Executive Vice President-Customers               56
                            and Corporate Secretary

John G. Denison            Executive Vice President-                        56
                            Corporate Services

James C. Wimberly          Executive Vice President,                        48
                            Chief Operations Officer

Gary C. Kelly              Vice President-Finance,                          45
                            Chief Financial Officer

Ross Holman                Vice President - Systems                         49

James F. Parker            Vice President-General Counsel                   54

Ron Ricks                  Vice President-Governmental Affairs              51

Dave Ridley                Vice President-Ground Operations                 48

Joyce C. Rogge             Vice President - Marketing                       43

Elizabeth P. Sartain       Vice President - People                          46

      Executive officers are elected annually at the first meeting of Southwest's Board of Directors following the annual meeting of shareholders or appointed by the President pursuant to Board authorization. Each of the above individuals has worked for Southwest Airlines Co. for more than the past five years, except Ross Holman, who joined the Company in March 1998. Prior to that time, Mr. Holman was Chief Information Officer of PageNet since 1996.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Southwest's common stock is listed on the New York Stock Exchange and is traded under the symbol LUV. The high and low sales prices of the common stock on the Composite Tape and the quarterly dividends per share paid on the common stock, as adjusted for the July 1999 three-for-two stock split, were:

       PERIOD                   DIVIDEND              HIGH             LOW
       ------                   --------             ------           ------

       1999
          1st Quarter           $.00500              $22.92           $14.92
          2nd Quarter           0.00550               23.58            19.54
          3rd Quarter           0.00550               22.29            14.38
          4th Quarter           0.00550               18.81            15.00

       2000
          1st Quarter           $.00550              $20.88           $15.00
          2nd Quarter           0.00550               22.75            18.56
          3rd Quarter           0.00550               25.00            19.13
          4th Quarter           0.00550               34.99            23.63

         As of December 29, 2000, there were 10,223 holders of record of the Company's common stock.

RECENT SALES OF UNREGISTERED SECURITIES

         During 2000, Herbert D. Kelleher, President and Chief Executive Officer, exercised unregistered options to purchase Southwest Common Stock as follows:

NUMBER OF SHARES PURCHASED           EXERCISE PRICE            DATE OF EXERCISE
--------------------------           --------------            ----------------
          854,295                         $1.00                January 27, 2000

         The issuances of the above options and shares to Mr. Kelleher were deemed exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), by reason of the provision of Section 4(2) of the Act because, among other things, of the limited number of participants in such transactions and the agreement and representation of Mr. Kelleher that he was acquiring such securities for investment and not with a view to distribution thereof. The certificates representing the shares issued to Mr. Kelleher contain a legend to the effect that such shares are not registered under the Act and may not be transferred except pursuant to a registration statement which has become effective under the Act or to an exemption from such registration. The issuance of such shares was not underwritten.

SELECTED FINANCIAL DATA

         The following financial information for the five years ended December 31, 2000 has been derived from the Company's consolidated financial statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein. The Company has declared a 3-for-2 stock split payable February 15, 2001. Share and per share information in this Report has not been adjusted for the effect of this 2001 stock split.

                                                                     YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------------------
                                                          2000                 1999                 1998
                                                   ------------------   ------------------   ------------------
FINANCIAL DATA:
   (in thousands except per share amounts)
   Operating revenues ..........................   $  5,649,560         $  4,735,587         $  4,163,980
   Operating expenses ..........................      4,628,415            3,954,011            3,480,369
                                                   ------------         ------------         ------------
   Operating income ............................      1,021,145              781,576              683,611
   Other expenses(income), net .................          3,781                7,965              (21,501)
                                                   ------------         ------------         ------------
   Income before income taxes ..................      1,017,364              773,611              705,112
   Provision for income taxes ..................        392,140              299,233              271,681
                                                   ------------         ------------         ------------
   Net income ..................................   $    625,224 (3)     $    474,378         $    433,431
                                                   ============         ============         ============
   Net income per share, basic .................   $       1.25 (3)     $        .94         $        .87
   Net income per share, diluted ...............   $       1.18 (3)     $        .89         $        .82
   Cash dividends per common share .............   $       .022         $      .0215         $      .0189
   Total assets at period-end ..................   $  6,669,572         $  5,653,703         $  4,715,996
   Long-term obligations at period-end .........   $    760,992         $    871,717         $    623,309
   Stockholders' equity at period-end ..........   $  3,451,320         $  2,835,788         $  2,397,918

OPERATING DATA:
   Revenue passengers carried ..................     63,678,261           57,500,213           52,586,400
   Revenue passenger miles (RPMs) (000s) .......     42,215,162           36,479,322           31,419,110
   Available seat miles (ASMs) (000s) ..........     59,909,965           52,855,467           47,543,515
   Load factor (1) .............................           70.5%                69.0%                66.1%
   Average length of passenger haul (miles) ....            663                  634                  597
   Trips flown .................................        903,754              846,823              806,822
   Average passenger fare ......................   $      85.87         $      79.35         $      76.26
   Passenger revenue yield per RPM .............          12.95(cent)          12.51(cent)          12.76(cent)
   Operating revenue yield per ASM .............           9.43(cent)           8.96(cent)           8.76(cent)
   Operating expenses per ASM ..................           7.73(cent)           7.48(cent)           7.32(cent)
   Fuel cost per gallon (average) ..............          78.69(cent)          52.71(cent)          45.67(cent)
   Number of Employees at year-end .............         29,274               27,653               25,844
   Size of fleet at year-end (2) ...............            344                  312                  280

                                                           YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                          1997                 1996
                                                   ------------------   ------------------
FINANCIAL DATA:
   (in thousands except per share amounts)
   Operating revenues ..........................   $  3,816,821         $  3,406,170
   Operating expenses ..........................      3,292,585            3,055,335
                                                   ------------         ------------
   Operating income ............................        524,236              350,835
   Other expenses(income), net .................          7,280                9,473
                                                   ------------         ------------
   Income before income taxes ..................        516,956              341,362
   Provision for income taxes ..................        199,184              134,025
                                                   ------------         ------------
   Net income ..................................   $    317,772         $    207,337
                                                   ============         ============
   Net income per share, basic .................   $        .64         $        .42
   Net income per share, diluted ...............   $        .62         $        .41
   Cash dividends per common share .............   $      .0147         $      .0130
   Total assets at period-end ..................   $  4,246,160         $  3,723,479
   Long-term obligations at period-end .........   $    628,106         $    650,226
   Stockholders' equity at period-end ..........   $  2,009,018         $  1,648,312

OPERATING DATA:
   Revenue passengers carried ..................     50,399,960           49,621,504
   Revenue passenger miles (RPMs) (000s) .......     28,355,169           27,083,483
   Available seat miles (ASMs) (000s) ..........     44,487,496           40,727,495
   Load factor (1) .............................           63.7%                66.5%
   Average length of passenger haul (miles) ....            563                  546
   Trips flown .................................        786,288              748,634
   Average passenger fare ......................   $      72.81         $      66.20
   Passenger revenue yield per RPM .............          12.94(cent)          12.13(cent)
   Operating revenue yield per ASM .............           8.58(cent)           8.36(cent)
   Operating expenses per ASM ..................           7.40(cent)           7.50(cent)
   Fuel cost per gallon (average) ..............          62.46(cent)          65.47(cent)
   Number of Employees at year-end .............         23,974               22,944
   Size of fleet at year-end (2) ...............            261                  243

----------

(1)      Revenue passenger miles divided by available seat miles.

(2)      Includes leased aircraft.

(3) Excludes cumulative effect of accounting change of $22.1 million ($.04 per share).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

YEAR IN REVIEW

Southwest posted a profit for the 28th consecutive year and a record annual profit for the ninth consecutive year. This excellent financial performance was achieved despite the highest jet fuel prices since 1990. Operating revenues and operating income were the highest in the Company's history. Southwest's margin performance was the best in 20 years with an operating margin of 18.1 percent and net profit margin (before the cumulative effect of a change in accounting principle) of 11.1 percent. The Company's revenue growth and continued strong demand for our product were evident through our achievement of a record 2000 load factor (revenue passenger miles divided by available seat miles) of 70.5 percent and record load factors in three of the four calendar quarters of 2000.

At the end of 2000, Southwest served 57 cities in 29 states. We continued our East Coast expansion in 2000, adding service to Albany, New York, in May 2000, and Buffalo, New York, in October 2000 and have been very pleased with the results in each of these new Southwest cities. The Company recently announced plans to commence service to West Palm Beach, Florida in January 2001 and will begin service to at least one other new city in 2001. In addition, we plan to continue to add flights and additional frequencies between cities we already serve.

Capacity is expected to grow approximately 11 percent in 2001 with the net addition of 21 aircraft. The Company will acquire 25 new Boeing 737-700s scheduled for delivery during the year and plans to retire four of the Company's older 737-200s.

RESULTS OF OPERATIONS

2000 COMPARED WITH 1999 The Company's consolidated income for 2000 before the cumulative effect of a change in accounting principle was $625.2 million ($1.18 per share, diluted), an increase of 31.8 percent. The cumulative change in accounting principle, related to the adoption of SEC Staff Accounting Bulletin No. 101, was $22.1 million, net of taxes of $14.0 million (see Note 2 to the Consolidated Financial Statements). Net income, after the cumulative change in accounting principle, was $603.1 million. Diluted net income per share, after consideration of the accounting change, was $1.14 compared to $.89 in 1999. Operating income was $1,021.1 million, an increase of 30.7 percent compared to 1999.

OPERATING REVENUES Consolidated operating revenues increased 19.3 percent primarily due to a 19.8 percent increase in passenger revenues. The increase in passenger revenues primarily resulted from the Company's increased capacity, strong demand for commercial air travel, and excellent marketing and revenue management. The Company experienced a 10.7 percent increase in revenue passengers carried, a 15.7 percent increase in revenue passenger miles (RPMs), and a 3.6 percent increase in passenger revenue yield per RPM (passenger yield). The increase in passenger yield was primarily due to an 8.2 percent increase in average passenger fare, partially offset by a 4.6 percent increase in average length of passenger haul. The increase in average passenger fare was primarily due to modest fare increases taken combined with a higher mix of full-fare passengers.

The increase in RPMs exceeded a 13.3 percent increase in available seat miles
(ASMs) resulting in a load factor of 70.5 percent, or 1.5 points above the prior year. The increase in ASMs resulted primarily from the net addition of 32 aircraft during the year. Thus far, load factors in January 2001 have exceeded those experienced in January 2000. Bookings for February and March are also good and we presently anticipate positive year-over-year unit revenue (operating revenues divided by ASMs) comparisons again in first quarter 2001, although we do not expect to match the fourth quarter 2000 year-over-year unit revenue growth rate of 7.8 percent. (The immediately preceding two sentences are forward-looking statements, which involve uncertainties that could result in actual results differing materially from expected results. Some significant factors include, but may not be limited to, competitive pressure such as fare sales and capacity changes by other carriers, general economic conditions, operational disruptions as a result of bad weather, industry consolidation, air traffic control related difficulties, the impact of labor issues, and variations in advance booking trends.)

Freight revenues increased 7.5 percent primarily due to an increase in capacity. Other revenues, which consist primarily of charter revenues, increased 1.2 percent. This increase was less than the Company's increase in capacity primarily due to the Company's decision to utilize more of its aircraft to satisfy the strong demand for scheduled service and, therefore, make fewer aircraft available for charters.

OPERATING EXPENSES Consolidated operating expenses for 2000 increased 17.1 percent, compared to the 13.3 percent increase in capacity. Operating expenses per ASM increased 3.3 percent to $.0773, compared to $.0748 in 1999, primarily due to an increase in average jet fuel prices. The average fuel cost per gallon in 2000 was $.7869, which was the highest annual average fuel cost per gallon experienced by the Company since 1984. Excluding fuel expense, operating expenses per ASM decreased 2.6 percent.

Operating expenses per ASM for 2000 and 1999 were as follows:

                                                               Increase    Percent
                                       2000         1999      (Decrease)   Change
                                    ----------   ----------   ----------   -------
Salaries, wages, and benefits       2.41(cent)   2.39(cent)    .02(cent)      .8 %
Employee retirement plans            .40          .36          .04          11.1
Fuel and oil                        1.34          .93          .41          44.1
Maintenance materials and repairs    .63          .70         (.07)        (10.0)
Agency commissions                   .27          .30         (.03)        (10.0)
Aircraft rentals                     .33          .38         (.05)        (13.2)
Landing fees and other rentals       .44          .46         (.02)         (4.3)
Depreciation                         .47          .47           --            --
Other                               1.44         1.49         (.05)         (3.4)
                                    ----         ----          ---          ----
Total                               7.73(cent)   7.48(cent)    .25(cent)     3.3 %
                                    ====         ====          ===          ====

Salaries, wages, and benefits per ASM increased slightly, as increases in productivity in several of the Company's operational areas were more than offset by higher benefits costs, primarily workers' compensation expense, and increases in average wage rates within certain workgroups.

The Company's Ramp, Operations, and Provisioning Agents are subject to an agreement with the Transport Workers Union of America, (TWU), which became amendable in December 1999. Southwest is currently in negotiations with TWU for a new contract. The Company's Mechanics are subject to an agreement with the International Brotherhood of Teamsters (the Teamsters), which becomes amendable in August 2001.

Retirement plans expense per ASM increased 11.1 percent, primarily due to the increase in Company earnings available for profitsharing.

Fuel and oil expense per ASM increased 44.1 percent, primarily due to a 49.3 percent increase in the average jet fuel cost per gallon. The average price per gallon of jet fuel in 2000 was $.7869 compared to $.5271 in 1999, including the effects of hedging activities. The Company's 2000 and 1999 average jet fuel prices are net of approximately $113.5 million and $14.8 million in gains from hedging activities, respectively. As detailed in Note 7 to the Consolidated Financial Statements, the Company has hedges in place for the majority of its anticipated fuel consumption in 2001 at prices below market prices as of December 31, 2000. Including estimated hedging gains and considering current market prices and the anticipated impact of the adoption of Statement of Financial Accounting Standards No. 133 (SFAS 133) (see Recent Accounting Developments in Note 1 to the Consolidated Financial Statements), we are forecasting our first quarter 2001 average fuel price per gallon to be no higher than first quarter 2000's average price per gallon of $.82. (The immediately preceding sentence is a forward-looking statement which involves uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, the largely unpredictable levels of jet fuel prices and the effectiveness of the Company's hedges.)

Maintenance materials and repairs per ASM decreased 10.0 percent primarily because of a decrease in engine maintenance expense for the Company's 737-200 aircraft fleet as 1999 was an unusually high period for engine maintenance on these aircraft. The -200 engine repairs are expensed on a time and materials basis. These engine repairs represented approximately 75 percent of the total decrease, while a decrease in airframe inspections and repairs per ASM represented the majority of the remaining total decrease. The decrease in airframe inspections and repairs was primarily due to a greater amount of this work being performed internally versus 1999, when a large portion of this type of work was outsourced. Therefore, in 2000, a larger portion of the cost of these repairs is reflected in salaries and wages. Currently, we do not expect a significant increase in unit cost for maintenance materials and repairs in first quarter 2001 versus first quarter 2000. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, any unscheduled required aircraft airframe or engine repairs and regulatory requirements.)

Agency commissions per ASM decreased 10.0 percent, primarily due to a decrease in commissionable revenue. Approximately 31 percent of the Company's 2000 revenues were attributable to direct bookings through the Company's Internet site compared to approximately 19 percent in the prior year. The increase in Internet revenues contributed to the Company's percentage of commissionable revenues decreasing from 34.6 percent in 1999 to 29.1 percent in 2000. The Company recently announced a change in its commission rate policy. Beginning January 1, 2001, the Company will decrease the commission it pays to travel agents from ten percent to eight percent for ticketless bookings, and from ten percent to five percent for paper ticket bookings. The Company will continue to pay no commission on internet agency bookings. Based on the policy change, the Company expects agency commissions to decrease on a per-ASM basis in 2001. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, changes in consumer ticket purchasing habits.)

Aircraft rentals decreased 13.2 percent primarily due to a lower percentage of the aircraft fleet being leased. Approximately 27.3 percent of the Company's aircraft were under operating lease at December 31, 2000, compared to 30.8 percent at December 31, 1999. Based on the Company's current new aircraft delivery schedule and scheduled aircraft retirements for 2001, we expect a decline in aircraft rental expense per ASM in 2001. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, changes in the Company's current schedule for purchase and/or retirement of aircraft.)

Landing fees and other rentals per ASM decreased 4.3 percent primarily as a result of a decrease in landing fees per ASM of 6.7 percent, partially offset by a slight increase in other rentals. Although landing fees declined on a per-ASM basis, they were basically flat on a per-trip basis. The growth in ASMs exceeded the trip growth primarily due to a 5.8 percent increase in stage length (the average distance per aircraft trip flown).

Other operating expenses per ASM decreased 3.4 percent primarily due to Company-wide cost reduction efforts. The Company also reduced its advertising expense 9.5% per ASM, taking advantage of our national presence, increasing brand awareness, and strong Customer demand.

OTHER "Other expenses (income)" included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased 29.1 percent due primarily to the Company's issuance of $256 million of long-term debt in fourth quarter 1999. Capitalized interest decreased 11.9 percent primarily as a result of lower 2000 progress payment balances for scheduled future aircraft deliveries compared to 1999. Interest income increased 59.0 percent primarily due to higher invested cash balances and higher rates of return. Other losses in 1999 resulted primarily from a write-down associated with the consolidation of certain software development projects.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, decreased slightly to 38.54 percent in 2000 from 38.68 percent in 1999.

1999 COMPARED WITH 1998 The Company's consolidated net income for 1999 was $474.4 million ($.89 per share, diluted), as compared to the corresponding 1998 amount of $433.4 million ($.82 per share, diluted), an increase of 9.4 percent. Operating income increased 14.3 percent to $781.6 million.

OPERATING REVENUES Consolidated operating revenues increased 13.7 percent primarily due to a 13.8 percent increase in passenger revenues. The increase in passenger revenues was primarily due to a 9.3 percent increase in revenue passengers carried and a 16.1 percent increase in RPMs. The passenger yield decreased 2.0 percent to $.1251 primarily due to an increase in average length of passenger haul of 6.2 percent partially offset by a 4.1 percent increase in average passenger fare.

The 16.1 percent increase in RPMs exceeded the 11.2 percent increase in ASMs, resulting in an increase in load factor from 66.1 percent in 1998 to 69.0 percent in 1999. The 1999 ASM growth resulted from the net addition of 32 aircraft during the year.

Freight revenues increased 4.6 percent compared to 1998 primarily due to added capacity and modest rate increases. Other revenues increased 26.2 percent primarily due to an increase in charter revenue.

OPERATING EXPENSES Consolidated operating expenses increased 13.6 percent, compared to the 11.2 percent increase in capacity. Operating expenses per ASM increased 2.2 percent in 1999 primarily due to a 15.4 percent increase in average jet fuel prices. Excluding fuel expense, operating expenses per ASM for 1999 increased .8 percent.

Salaries, wages, and benefits per ASM increased 1.7 percent in 1999. This increase resulted primarily from increases in benefits costs, specifically workers' compensation and health care expense.

Retirement plans expense per ASM increased slightly due to higher earnings available for profitsharing.

Fuel and oil expenses per ASM increased 13.4 percent primarily due to a 15.4 percent increase in the average jet fuel cost per gallon. The average price paid for jet fuel in 1999 was $.5271, including the effects of hedging activities, compared to $.4567 in 1998. The Company's 1999 average jet fuel price is net of approximately $14.8 million in gains from hedging activities. Hedging activities in 1998 were not significant.

Maintenance materials and repairs expense per ASM increased 9.4 percent in 1999 compared to 1998. Routine heavy maintenance or airframe inspections and repairs represented approximately 74 percent of the increase, while engine inspection and repair costs represented approximately 25 percent of the increase. The increase in airframe inspections and repairs was due primarily to a heavier volume of routine airframe checks scheduled for 1999 versus 1998. Further, a portion of the Company's scheduled airframe checks was outsourced in 1999 as the volume of work exceeded the available internal headcount and facilities necessary to perform such maintenance. In 1998, the Company performed all of this type of routine heavy maintenance internally; thus, the majority of these costs were reflected in salaries and wages. The increases in engine inspection and repair costs were primarily related to the Company's 737-200 aircraft. The Company's 737-200 aircraft engine inspections and repairs are performed on a time and materials basis and are not covered by the Company's power-by-the-hour engine maintenance contract with General Electric Engine Services, Inc. The 737-200 aircraft experienced an increase both in the number of engine inspections and repairs and the average cost per repair.

Agency commissions per ASM decreased 9.1 percent primarily due to a decrease in the percentage of commissionable revenues to 34.8 percent of total revenues in 1999 compared to 39.8 percent in 1998. The decrease in percentage of commissionable revenues was primarily due to the growth in tickets purchased via the Company's website from approximately 8 percent in 1998 to approximately 19 percent in 1999.

Aircraft rentals per ASM decreased 11.6 percent primarily due to a lower percentage of the aircraft fleet being leased. Approximately 30.8 percent of the Company's aircraft fleet were under operating lease at December 31, 1999, compared to 35.4 percent at December 31, 1998.

Depreciation expense per ASM was flat for 1999 compared to 1998. Although the Company owned a higher percentage of its aircraft fleet in 1999 versus 1998, unit cost was flat due to a change in the estimated useful lives of the Company's Boeing 737-300/-500 aircraft from 20 years to 23 years. See Note 2 to the Consolidated Financial Statements. This change in accounting estimate was made January 1, 1999, and resulted in a decrease to depreciation expense of approximately $25.7 million for 1999.

Other operating expenses per ASM increased .7 percent primarily due to increased credit card processing costs resulting from a higher percentage of the Company's ticket sales purchased with credit cards.

OTHER "Other expenses (income)" included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense decreased 3.8 percent primarily due to the February 1998 redemption of $100 million of senior unsecured 9 1/4% Notes originally issued in February 1991. Capitalized interest increased 22.2 percent as a result of higher progress payment balances for scheduled future aircraft deliveries. Interest income decreased 18.9 percent primarily due to lower invested cash balances. Other losses in 1999 resulted primarily from a write-down associated with the consolidation of certain software development projects. Other gains in 1998 primarily consisted of contractual penalties received from Boeing due to delays in the delivery of 737-700 aircraft.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, increased slightly to 38.68 percent in 1999 from 38.53 percent in 1998.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $1.3 billion in 2000 compared to $1.0 billion in 1999. The increase in operating cash flows was primarily due to the increase in operating income. Cash generated in 2000 was primarily used to finance aircraft-related capital expenditures, provide working capital, and repurchase approximately 6.7 million shares of Company stock.

During 2000, net capital expenditures were $1.1 billion, which primarily related to the purchase of 33 new and one used 737-700 aircraft, and progress payments for future aircraft deliveries.

At December 31, 2000, capital commitments of the Company primarily consisted of scheduled aircraft acquisitions and related flight equipment. As of December 31, 2000, Southwest had 146 new 737-700s on firm order through 2007, including 25 to be delivered in 2001. The Company also has options to purchase another 87 737-700s during 2003-2008 and purchase rights for an additional 217 737-700s during 2007-2012. Aggregate funding required for firm commitments approximated $4.0 billion through the year 2007, of which $668.3 million relates to 2001. See
Note 3 to the Consolidated Financial Statements for further information on commitments.

On September 23, 1999, the Company announced its Board of Directors had authorized the repurchase of up to $250 million of the Company's common stock. Repurchases are made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions, and may be discontinued at any time. As of December 31, 2000, in aggregate, 12.2 million shares had been repurchased at a total cost of $199.2 million, of which $108.7 million was completed in 2000.

The Company has various options available to meet its capital and operating commitments, including cash on hand at December 31, 2000, of $523 million, internally generated funds, and a revolving credit line with a group of banks of up to $475 million (none of which had been drawn at December 31, 2000). In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements.

The Company currently has outstanding shelf registrations for the issuance of $318.8 million of public debt securities, which it may utilize for aircraft financings in 2001 and 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Southwest has interest rate risk in that it holds floating rate debt instruments and has commodity price risk in that it must purchase jet fuel to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to minimize its average jet fuel cost through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of the types of hedges it utilizes to decrease its exposure to jet fuel price increases and with fixed rate debt instruments. The Company also operates 101 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in
Note 6 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes.

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed in 2000 and 1999 represented approximately 17.4 and 12.5 percent of Southwest's operating expenses, respectively. Southwest endeavors to acquire jet fuel at the lowest prevailing prices possible. Because jet fuel is not traded on an organized futures exchange, liquidity for hedging is limited. However, the Company has found that crude oil contracts and heating oil contracts are effective commodities for hedging jet fuel.

The Company utilizes financial derivative instruments for both short-term and long-term time frames when it appears the Company can take advantage of market conditions. At December 31, 2000, the Company had a mixture of purchased call options, collar structures, and fixed price swap agreements in place to hedge approximately 80 percent of its 2001 total anticipated jet fuel requirements, approximately 32 percent of its 2002 total anticipated jet fuel requirements, and a small portion of its 2005 total anticipated jet fuel requirements. As of December 31, 2000, nearly all of the Company's 2001 hedges, and the majority of its 2002 hedges, are effectively heating oil-based positions. All remaining hedge positions are crude oil-based positions. The amounts related to all the Company's fuel hedge positions contained in the Consolidated Balance Sheet at December 31, 2000 was $22.5 million, which represents the aggregate net premium cost paid for option and/or collar agreements. This amount is classified as prepaid expense in current assets. The Company's fuel hedging strategy could result in the Company not fully benefiting from certain jet fuel price declines. See Note 7 to the Consolidated Financial Statements for further detail on the Company's financial derivative instruments. Also see Recent Accounting Developments in Note 1 to the Consolidated Financial Statements regarding the new accounting requirements for financial derivative instruments effective January 1, 2001.

The fair values of outstanding financial derivative instruments related to the Company's jet fuel market price risk at December 31, 2000, including amounts contained in the Consolidated Balance Sheet at December 31, 2000, was approximately $98.3 million. A hypothetical ten percent increase or decrease in the underlying fuel-related commodity prices from the December 31, 2000, prices would correspondingly change the fair value of the derivative commodity instruments in place and their related cash flows up to approximately $2.4 million.

Airline operators are also inherently capital intensive, as the vast majority of the Company's assets are aircraft, which are long-lived. The Company's strategy is to capitalize conservatively and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an "A" credit rating on its senior unsecured fixed-rate debt with Standard & Poor's and a "A-" or equivalent credit ratings with two other rating agencies (Moody's and Fitch). The Company's Aircraft Secured Notes ($200 million) and French Credit Agreements ($54 million) do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. Although there is interest rate risk associated with these secured borrowings, the risk is somewhat mitigated by the fact that the Company may prepay this debt on any of the semi-annual principal and interest payment dates. See Note 5 to the Consolidated Financial Statements for more information on these borrowings.

As disclosed in Note 5 to the Consolidated Financial Statements, the Company had outstanding senior unsecured notes totaling $500 million at December 31, 2000 and 1999. These long-term notes represent only 8.6 percent and 10.0 percent of total noncurrent assets at December 31, 2000 and 1999, respectively. The unsecured long-term debt currently has an average maturity of 8.1 years at fixed rates averaging 8.3 percent at December 31, 2000, which is comparable to average rates prevailing over the last ten years. The Company does not have significant exposure to changing interest rates on its unsecured long-term debt because the interest rates are fixed and the financial leverage is modest.

Additionally, the Company does not have significant exposure to changing interest rates on invested cash, which was $523 million and $419 million at December 31, 2000 and 1999, respectively. The Company invests available cash in certificates of deposit and investment grade commercial paper that generally have maturities of three months or less. As a result, the interest rate market risk implicit in these investments at December 31, 2000, is low, as the investments generally mature within three months. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material interest rate market risk management activities.

A hypothetical ten percent change in market interest rates over the next year would not have a material effect on the fair value of the Company's debt instruments or its short-term cash investments. See Note 7 to the Consolidated Financial Statements for further information on the fair value of the Company's financial instruments. Because of the floating rate nature of the Company's secured borrowings, a ten percent change in market interest rates as of December 31, 2000, would correspondingly change the Company's earnings and cash flows by approximately $1.1 million in 2001. However, a ten percent change in market rates would not impact the Company's earnings or cash flow associated with the Company's publicly traded fixed-rate debt or its cash investments.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SOUTHWEST AIRLINES CO.
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)                                DECEMBER 31,
                                                                    2000           1999
                                                                ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                                     $   522,995    $   418,819
  Accounts and other receivables (Note 7)                           138,070         75,038
  Inventories of parts and supplies, at cost                         80,564         65,152
  Deferred income taxes (Note 11)                                    28,005         20,929
  Prepaid expenses and other current assets                          61,902         52,657
                                                                -----------    -----------
    Total current assets                                            831,536        632,595

Property and equipment, at cost (Notes 3, 5, and 6):
  Flight equipment                                                6,831,913      5,768,506
  Ground property and equipment                                     800,718        742,230
  Deposits on flight equipment purchase contracts                   335,164        338,229
                                                                -----------    -----------
                                                                  7,967,795      6,848,965
  Less allowance for depreciation                                 2,148,070      1,840,799
                                                                -----------    -----------
                                                                  5,819,725      5,008,166
Other assets                                                         18,311         12,942
                                                                -----------    -----------
                                                                $ 6,669,572    $ 5,653,703
                                                                ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                              $   312,716    $   266,735
  Accrued liabilities (Note 4)                                      499,874        430,506
  Air traffic liability                                             377,061        256,942
  Current maturities of long-term debt (Note 5)                     108,752          7,873
                                                                -----------    -----------
    Total current liabilities                                     1,298,403        962,056

Long-term debt less current maturities (Note 5)                     760,992        871,717
Deferred income taxes (Note 11)                                     852,865        692,342
Deferred gains from sale and leaseback of aircraft                  207,522        222,700
Other deferred liabilities                                           98,470         69,100

Commitments and contingencies (Notes 3, 6, and 11)

Stockholders' equity (Notes 8 and 9):
  Common stock, $1.00 par value: 1,300,000 shares authorized;
    507,897 and 505,005 shares issued in 2000
    and 1999, respectively                                          507,897        505,005
  Capital in excess of par value                                    103,780         35,436
  Retained earnings                                               2,902,007      2,385,854
  Treasury stock, at cost: 3,735 and 5,579 shares in
     2000 and 1999, respectively                                    (62,364)       (90,507)
                                                                -----------    -----------
    Total stockholders' equity                                    3,451,320      2,835,788
                                                                -----------    -----------
                                                                $ 6,669,572    $ 5,653,703
                                                                ===========    ===========

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF INCOME

                                                             YEARS ENDED DECEMBER 31,
(In thousands, except per share amounts)                2000           1999           1998
                                                    -----------    -----------    -----------

OPERATING REVENUES:
  Passenger                                         $ 5,467,965    $ 4,562,616    $ 4,010,029
  Freight                                               110,742        102,990         98,500
  Other                                                  70,853         69,981         55,451
                                                    -----------    -----------    -----------
    Total operating revenues                          5,649,560      4,735,587      4,163,980

OPERATING EXPENSES:
  Salaries, wages, and benefits (Note 10)             1,683,689      1,455,237      1,285,942
  Fuel and oil                                          804,426        492,415        388,348
  Maintenance materials and repairs                     378,470        367,606        302,431
  Agency commissions                                    159,309        156,419        157,766
  Aircraft rentals                                      196,328        199,740        202,160
  Landing fees and other rentals                        265,106        242,002        214,907
  Depreciation (Note 2)                                 281,276        248,660        225,212
  Other operating expenses                              859,811        791,932        703,603
                                                    -----------    -----------    -----------
    Total operating expenses                          4,628,415      3,954,011      3,480,369
                                                    -----------    -----------    -----------
OPERATING INCOME                                      1,021,145        781,576        683,611

OTHER EXPENSES (INCOME):
  Interest expense                                       69,889         54,145         56,276
  Capitalized interest                                  (27,551)       (31,262)       (25,588)
  Interest income                                       (40,072)       (25,200)       (31,083)
  Other (gains) losses, net                               1,515         10,282        (21,106)
                                                    -----------    -----------    -----------
    Total other expenses (income)                         3,781          7,965        (21,501)
                                                    -----------    -----------    -----------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT
   OF CHANGE IN ACCOUNTING PRINCIPLE                  1,017,364        773,611        705,112
PROVISION FOR INCOME TAXES (NOTE 11)                    392,140        299,233        271,681
                                                    -----------    -----------    -----------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPLE                       625,224        474,378        433,431
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF INCOME TAXES (NOTE 2)               (22,131)            --             --
                                                    -----------    -----------    -----------
NET INCOME                                          $   603,093    $   474,378    $   433,431
                                                    ===========    ===========    ===========
NET INCOME PER SHARE, BASIC BEFORE CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         $      1.25    $       .94    $       .87
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE                                    (.04)            --             --
                                                    -----------    -----------    -----------
NET INCOME PER SHARE, BASIC (NOTE 8, 9, AND 12)     $      1.21    $       .94    $       .87
                                                    ===========    ===========    ===========

NET INCOME PER SHARE, DILUTED BEFORE CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         $      1.18    $       .89    $       .82
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE                                    (.04)            --             --
                                                    -----------    -----------    -----------
NET INCOME PER SHARE, DILUTED (NOTE 8, 9, AND 12)   $      1.14    $       .89    $       .82
                                                    ===========    ===========    ===========

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                                  -------------------------------------------------------------------------
                                                     COMMON    CAPITAL IN EXCESS    RETAINED      TREASURY
(In thousands, except per share amounts)             STOCK       OF PAR VALUE       EARNINGS        STOCK          TOTAL
                                                  -----------  -----------------  -----------    -----------    -----------

Balance at December 31, 1997                      $   221,207    $   155,696      $ 1,632,115    $        --    $ 2,009,018

  Three-for-two stock split (Note 8)                  111,894       (111,894)              --             --             --
  Purchase of shares of treasury stock (Note 8)            --             --               --       (100,000)      (100,000)
  Issuance of common stock pursuant to
    Employee stock plans (Note 9)                       2,803         24,434          (10,184)        27,219         44,272
  Tax benefit of options exercised                         --         21,584               --             --         21,584
  Cash dividends, $.0189 per share                         --             --          (10,387)            --        (10,387)
  Net income - 1998                                        --             --          433,431             --        433,431
                                                  -----------    -----------      -----------    -----------    -----------
Balance at December 31, 1998                          335,904         89,820        2,044,975        (72,781)     2,397,918

  Three-for-two stock split (Note 8)                  167,954        (89,878)         (78,076)            --             --
  Purchase of shares of treasury stock (Note 8)            --             --               --        (90,507)       (90,507)
  Issuance of common and treasury stock
    pursuant to Employee stock
    plans (Note 9)                                      1,147          7,811          (45,134)        72,781         36,605
  Tax benefit of options exercised                         --         27,683               --             --         27,683
  Cash dividends, $.0215 per share                         --             --          (10,289)            --        (10,289)
  Net income - 1999                                        --             --          474,378             --        474,378
                                                  -----------    -----------      -----------    -----------    -----------
Balance at December 31, 1999                          505,005         35,436        2,385,854        (90,507)     2,835,788

  Purchase of shares of treasury stock (Note 8)            --             --               --       (108,674)      (108,674)
  Issuance of common and treasury stock
    pursuant to Employee stock
    plans (Note 9)                                      2,892          6,667          (75,952)       136,817         70,424
  Tax benefit of options exercised                         --         61,677               --             --         61,677
  Cash dividends, $.0220 per share                         --             --          (10,988)            --        (10,988)
  Net income - 2000                                        --             --          603,093             --        603,093
                                                  -----------    -----------      -----------    -----------    -----------
Balance at December 31, 2000                      $   507,897    $   103,780      $ 2,902,007    $   (62,364)   $ 3,451,320
                                                  ===========    ===========      ===========    ===========    ===========


See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
(In thousands)                                                               2000           1999           1998
                                                                         -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $   603,093    $   474,378    $   433,431
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation                                                           281,276        248,660        225,212
      Deferred income taxes                                                  153,447        142,940        108,335
      Amortization of deferred gains on sale and leaseback of aircraft       (15,178)       (15,172)       (15,251)
      Amortization of scheduled airframe inspections & repairs                36,328         28,949         22,763
      Income tax benefit from Employee stock option exercises                 61,677         27,683         21,584
      Changes in certain assets and liabilities:
        Accounts and other receivables                                       (63,032)        13,831        (12,269)
        Other current assets                                                 (24,657)       (31,698)         1,589
        Accounts payable and accrued liabilities                             129,438         66,081         50,903
        Air traffic liability                                                120,119         56,864         46,737
      Other                                                                   15,775         16,877          3,101
                                                                         -----------    -----------    -----------
        Net cash provided by operating activities                          1,298,286      1,029,393        886,135

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                     (1,134,644)    (1,167,834)      (947,096)
                                                                         -----------    -----------    -----------
        Net cash used in investing activities                             (1,134,644)    (1,167,834)      (947,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt                                                      --        255,600             --
  Payments of long-term debt and
    capital lease obligations                                                (10,238)       (12,107)      (118,859)
  Payments of cash dividends                                                 (10,978)       (10,842)        (9,284)
  Proceeds from Employee stock plans                                          70,424         36,605         44,272
  Repurchases of common stock                                               (108,674)       (90,507)      (100,000)
                                                                         -----------    -----------    -----------
        Net cash provided by (used in) financing activities                  (59,466)       178,749       (183,871)
                                                                         -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                           104,176         40,308       (244,832)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                        418,819        378,511        623,343
                                                                         -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                          $   522,995    $   418,819    $   378,511
                                                                         ===========    ===========    ===========

CASH PAYMENTS FOR:
  Interest, net of amount capitalized                                    $    36,946    $    26,604    $    33,384
  Income taxes                                                           $   150,000    $   131,968    $   147,447

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION Southwest Airlines Co. (Southwest) is a major domestic airline that provides primarily shorthaul, high-frequency, point-to-point, low-fare service. The consolidated financial statements include the accounts of Southwest and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Certain prior year amounts have been restated to conform to the current year presentation.

CASH AND CASH EQUIVALENTS Cash equivalents consist of certificates of deposit and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are highly liquid and generally have original maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

INVENTORIES Inventories of flight equipment expendable parts, materials, and supplies are carried at average cost. These items are generally charged to expense when issued for use.

PROPERTY AND EQUIPMENT Depreciation is provided by the straight-line method to estimated residual values over periods ranging from 20 to 25 years for flight equipment and 3 to 30 years for ground property and equipment. See Note 2 for further information on aircraft depreciation. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company's incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows to be generated by those assets are less than the carrying amounts of those assets.

AIRCRAFT AND ENGINE MAINTENANCE The cost of scheduled engine inspections and repairs and routine maintenance costs for aircraft and engines are charged to maintenance expense as incurred. Scheduled airframe inspections and repairs, known as "D" checks, are generally performed every ten years. Costs related to "D" checks are capitalized and amortized over the estimated period benefited, presently the least of ten years, the time until the next "D" check, or the remaining life of the aircraft. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.

REVENUE RECOGNITION Passenger revenue is recognized when transportation is provided. Tickets sold but not yet used are included in "Air traffic liability," which includes estimates that are evaluated and adjusted periodically. Any adjustments resulting therefrom are included in results of operations for the periods in which the evaluations are completed.

FREQUENT FLYER PROGRAM The Company accrues the estimated incremental cost of providing free travel for awards earned under its Rapid Rewards frequent flyer program. The Company also sells flight segment credits and related services to companies participating in its Rapid Rewards frequent flyer program. Prior to 2000, revenue from the sale of flight segment credits was recognized when the credits were sold. However, beginning January 1, 2000, funds received from the sale of flight segment credits and associated with future travel is deferred and recognized as "Passenger revenue" when the ultimate free travel awards are flown or the credits expire unused (see Note 2).

ADVERTISING The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2000, 1999, and 1998 was $141.3 million, $137.7 million, and $119.7 million, respectively.

STOCK-BASED EMPLOYEE COMPENSATION Pursuant to Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, the Company accounts for stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related Interpretations. See Note 9.

FINANCIAL DERIVATIVE INSTRUMENTS The Company utilizes a variety of derivative instruments, including both crude oil and heating oil based derivatives, to hedge a portion of its exposure to jet fuel price increases. These instruments consist primarily of purchased call options, collar structures, and fixed price swap agreements. The net cost paid for option premiums and gains and losses on fixed price swap agreements, including those terminated or settled early, are deferred and charged or credited to fuel expense in the same month that the underlying jet fuel being hedged is used. Hedging gains and losses are recorded as a reduction of fuel and oil expense. Beginning January 1, 2001, the Company will adopt Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities which will change the way it accounts for financial derivative instruments. See Recent Accounting Developments.

RECENT ACCOUNTING DEVELOPMENTS In 1998, the Financial Accounting Standards Board
(FASB) issued SFAS 133. SFAS 133, as amended, is required to be adopted in fiscal years beginning after June 15, 2000. The Company will adopt SFAS 133 effective January 1, 2001. SFAS 133 will require the Company to record all derivatives on its balance sheet at fair value. Derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative's fair value that is considered to be ineffective, as defined, may have to be immediately recorded in earnings. Any portion of a change in a derivative's fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will be recorded in earnings.

The Company will account for its fuel hedge derivative instruments as cash flow hedges, as defined. Although the fair value of the Company's derivative instruments fluctuates daily, as of January 1, 2001, the fair value of the Company's fuel hedge derivative instruments was approximately $98.3 million, of which approximately $75.8 million was not recorded in the Consolidated Balance Sheet. The $75.8 million will be recorded as an asset on the Company's balance sheet as part of the transition adjustment related to the Company's adoption of SFAS 133. The offset to this balance sheet adjustment will be an increase to "Accumulated other comprehensive income", a component of stockholders' equity. The portion of the transition adjustment in "Accumulated other comprehensive income" that relates to 2001 hedge positions, based on fair value as of January 1, 2001, is approximately $73.9 million and will be reclassified into earnings during 2001. The remainder of the transition amount will be reclassified to earnings in periods subsequent to 2001. The Company believes the adoption of SFAS 133 will result in more volatility in its financial statements than in the past.

2. ACCOUNTING CHANGES

Effective January 1, 2000, the Company adopted Staff Accounting Bulletin 101 (SAB 101) issued by the Securities and Exchange Commission in December 1999. As a result of adopting SAB 101, the Company changed the way it recognizes revenue from the sale of flight segment credits to companies participating in its Rapid Rewards frequent flyer program. Prior to the issuance of SAB 101, the Company recorded revenue to "Other revenue" when flight segment credits were sold, consistent with most other major airlines. Beginning January 1, 2000, the Company recognizes "Passenger revenue" when free travel awards resulting from the flight segment credits sold are earned and flown or credits expire unused. Due to this change, the Company recorded a cumulative adjustment in first quarter 2000 of $22.1 million (net of income taxes of $14.0 million) or $.04 per share, basic and diluted. The impact in 2000 of adopting SAB 101 was to reduce net income, before the cumulative effect of accounting change, by $4.6 million. Excluding the impact of the change, basic and diluted net income per share for 2000, before the cumulative effect of accounting change, would have been $1.26 and $1.19, respectively. The Company also reclassified for comparison purposes the revenue reported in prior periods related to the sale of flight segment credits from "Other revenue" to "Passenger revenue."

Adopting this new method of accounting for 1999 and 1998 would have produced the following pro forma results (in thousands, except per share amounts):

As reported, before the cumulative
effect of accounting change              2000          1999          1998
                                     -----------   -----------   -----------

Net income                           $   625,224   $   474,378   $   433,431
Net income per share, basic          $      1.25   $       .94   $       .87
Net income per share, diluted        $      1.18   $       .89   $       .82

Pro forma, before the cumulative
effect of accounting change              2000          1999          1998
                                     -----------   -----------   -----------

Net income                           $   625,224   $   470,439   $   428,449
Net income per share, basic          $      1.25   $       .94   $       .86
Net income per share, diluted        $      1.18   $       .88   $       .81

Effective January 1, 1999, the Company revised the estimated useful lives of its 737-300 and -500 aircraft from 20 years to 23 years. This change was the result of the Company's assessment of the remaining useful lives of the aircraft based on the manufacturer's design lives, the Company's increased average aircraft stage (trip) length, and the Company's previous experience. The effect of this change was to reduce depreciation expense approximately $25.7 million and increase net income $.03 per diluted share for the year ended December 31, 1999.

3. COMMITMENTS

The Company's contractual purchase commitments consist primarily of scheduled aircraft acquisitions. Twenty-five 737-700 aircraft are scheduled for delivery in 2001, 27 in 2002, 13 in 2003, 29 in 2004, five in 2005, and 47 thereafter. In addition, the Company has options to purchase up to 87 737-700s during 2003-2008 and purchase rights for an additional 217 737-700s during 2007-2012. The Company has the option, which must be exercised two years prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s scheduled subsequent to 2001. Aggregate funding needed for firm commitments is approximately $4.0 billion, subject to adjustments for inflation, due as follows: $668.3 million in 2001, $766.3 million in 2002, $472.2 million in 2003, $640.7 million in 2004, $379.4 million in 2005, and $1.0 billion thereafter.

4. ACCRUED LIABILITIES

(In thousands)                      2000       1999
                                  --------   --------
Retirement plans (Note 10)        $180,340   $138,566
Aircraft rentals                   117,302    131,219
Vacation pay                        72,115     62,937
Other                              130,117     97,784
                                  --------   --------
                                  $499,874   $430,506
                                  ========   ========

5. LONG-TERM DEBT

(In thousands)                      2000       1999
                                  --------   --------
9.4% Notes due 2001               $100,000   $100,000
8 3/4% Notes due 2003              100,000    100,000
Aircraft Secured Notes due 2004    200,000    200,000
8% Notes due 2005                  100,000    100,000
7 7/8% Notes due 2007              100,000    100,000
French Credit Agreements            54,243     55,844
7 3/8% Debentures due 2027         100,000    100,000
Capital leases (Note 6)            117,083    123,834
Other                                   --      1,886
                                  --------   --------
                                   871,326    881,564
Less current maturities            108,752      7,873
Less debt discount                   1,582      1,974
                                  --------   --------
                                  $760,992   $871,717
                                  ========   ========

In fourth quarter 1999, the Company issued $200 million of floating rate Aircraft Secured Notes, due 2004. The Notes are funded by a bank through a commercial paper conduit program and are secured by eight aircraft. Interest rates on the Notes are based on the conduit's actual commercial paper rate, plus fees, for each period and are expected to average approximately LIBOR plus 36 basis points over the term of the Notes. Interest is payable monthly and the Company can prepay the Notes in whole or in part prior to maturity.

Also in fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it effectively borrowed a total of $56 million from French banking partnerships. For presentation purposes, the Company has classified these identical borrowings as one $56 million transaction. The effective rate of interest over the 13-year term of the loans is LIBOR plus 32 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company has pledged two aircraft as collateral for the entire transaction.

On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8% Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The Debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the Debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption.

On March 7, 1995, the Company issued $100 million of senior unsecured 8% Notes due March 1, 2005. Interest is payable semi-annually on March 1 and September 1. The Notes are not redeemable prior to maturity.

On September 9, 1992, the Company issued $100 million of senior unsecured 7 7/8% Notes due September 1, 2007. Interest is payable semi-annually on March 1 and September 1. The Notes are not redeemable prior to maturity.

During 1991, the Company issued $100 million of senior unsecured 9.4% Notes and $100 million of senior unsecured 8 3/4% Notes due July 1, 2001 and October 15, 2003, respectively. Interest on the Notes is payable semi-annually. The Notes are not redeemable prior to maturity.

In addition to the credit facilities described above, Southwest has an unsecured Bank Credit Agreement with a group of banks that permits Southwest to borrow through May 6, 2002, on a revolving credit basis, up to $475 million. Interest rates on borrowings under the Credit Agreement can be, at the option of Southwest, the greater of the agent bank's prime rate or the federal funds rate plus 50 basis points, LIBOR plus 17 basis points, or a fixed rate offered by the banks at the time of borrowing. The commitment fee is 8 basis points per annum. There were no outstanding borrowings under this agreement, or prior similar agreements, at December 31, 2000 and 1999.

6. LEASES

Total rental expense for operating leases charged to operations in 2000, 1999, and 1998 was $330.7 million, $318.2 million, and $305.2 million, respectively. The majority of the Company's terminal operations space, as well as 94 aircraft, were under operating leases at December 31, 2000. The amounts applicable to capital leases included in property and equipment were:

(In thousands)                    2000       1999
                                --------   --------
Flight equipment                $164,909   $164,957
Less accumulated depreciation     92,763     85,722
                                --------   --------
                                $ 72,146   $ 79,235
                                ========   ========

Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2000, were:

                                           CAPITAL     OPERATING
(In thousands)                              LEASES       LEASES
                                          ----------   ----------
  2001                                    $   17,391   $  274,564
  2002                                        17,561      262,142
  2003                                        17,750      237,627
  2004                                        17,650      213,782
  2005                                        23,507      203,385
After 2005                                    78,891    1,701,793
                                          ----------   ----------
Total minimum lease payments                 172,750   $2,893,293
                                                       ==========
Less amount representing interest             55,667
                                          ----------
Present value of minimum lease payments      117,083
Less current portion                           6,829
                                          ----------
Long-term portion                         $  110,254
                                          ==========

The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, but generally not to exceed a stated percentage of the lessor's defined cost of the aircraft.

7. FINANCIAL INSTRUMENTS

The Company utilizes a variety of financial derivative instruments to hedge a portion of its exposure to jet fuel price increases. During 2000 and 1999, the Company recognized gains of $113.5 million and $14.8 million, respectively, from hedging activities. At December 31, 2000, approximately $49.9 million was due from third parties, and accordingly, is included in "Accounts and other receivables" in the accompanying Consolidated Balance Sheet. For further details of the Company's fuel hedge positions at December 31, 2000, see Quantitative and Qualitative Disclosures about Market Risk and Recent Accounting Developments in Note 1. The fair value of the Company's financial derivative instruments at December 31, 2000, was approximately $98.3 million.

Any outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements, but the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risks, the Company selects counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2000, the Company had an agreement with two counterparties containing bilateral collateral provisions whereby cash deposits are required if market risk exposure exceeds a specified threshold amount. Neither the Company nor the counterparties exceeded the threshold amount at December 31, 2000. The Company is in the process of negotiating similar agreements with other counterparties.

The Company does not hold or issue any financial instruments for trading purposes.

The carrying amounts and estimated fair values of the Company's long-term debt at December 31, 2000 were as follows:

(In thousands)                 CARRYING VALUE  FAIR VALUE
                               --------------  ----------
8 3/4% Notes due 2003             $100,000      $104,854
Aircraft Secured Notes due 2004    200,000       200,000
8% Notes due 2005                  100,000       104,143
7 7/8% Notes due 2007              100,000       102,620
French Credit Agreements            54,243        54,243
7 3/8% Debentures due 2027         100,000        92,092

The estimated fair values of the Company's long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

8. COMMON STOCK

The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders.

At December 31, 2000, the Company had common stock reserved for issuance pursuant to Employee stock benefit plans (101.2 million shares) and upon exercise of rights (179.4 million shares) pursuant to the Common Share Purchase Rights Agreement, as amended (Agreement).

Pursuant to the Agreement, each outstanding share of the Company's common stock is accompanied by one common share purchase right (Right). Each Right is exercisable only in the event of a proposed takeover, as defined by the Agreement. The Company may redeem the Rights at $.0033 per Right prior to the time that 15 percent of the common stock has been acquired by a person or group. If the Company is acquired, as defined in the Agreement, each Right will entitle its holder to purchase for $4.94 that number of the acquiring company's or the Company's common shares, as provided in the Agreement, having a market value of two times the exercise price of the Right. The Rights will expire no later than July 30, 2006.

On July 22, 1998, the Company's Board of Directors declared a three-for-two stock split, distributing 111.9 million shares on August 20, 1998. On May 20, 1999, the Company's Board of Directors declared a three-for-two stock split, distributing 168.0 million shares on July 19, 1999. Unless otherwise stated, all share and per share data presented in the accompanying consolidated financial statements and notes thereto have been restated to give effect to these stock splits.

During third quarter 1998, the Company completed a $100 million common stock repurchase program, resulting in the repurchase of 7.3 million shares at an average cost of $13.65 per share. All of the acquired shares were subsequently reissued under Employee stock plans.

On September 23, 1999, the Company's Board of Directors authorized the Company to repurchase up to $250 million of its outstanding common stock. As of December 31, 2000, this program had resulted in the repurchase of 12.2 million shares at an average cost of $16.28 per share. All of the acquired shares are held as common stock in treasury, less shares reissued under Employee stock option and purchase plans. When treasury shares are reissued, the Company uses a first-in, first-out method and the excess of repurchase cost over reissuance price, if any, is treated as a reduction of retained earnings.

On January 18, 2001, the Company's Board of Directors declared a three-for-two stock split, payable to shareholders of record at the close of business on January 26, 2001, and also increased the quarterly dividend. Shares will be distributed on February 15, 2001. The dividend will be adjusted to $.0045 per share quarterly on the increased number of shares outstanding. The share and per share data presented in the accompanying consolidated financial statements and notes thereto has not been restated to give effect to this pending 2001 stock split.

9. STOCK PLANS

At December 31, 2000, the Company had twelve stock-based compensation plans and other stock options outstanding, which are described below. The Company applies APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense is recognized for its fixed option plans because the exercise prices of the Company's Employee stock options equal or exceed the market prices of the underlying stock on the dates of grant. Compensation expense for other stock options is not material.

The Company has eleven fixed option plans that cover various Employee groups. Under these plans, the Company may grant up to 127 million shares of common stock, of which 24.6 million shares were available for granting in future periods as of December 31, 2000. Under plans covered by collective bargaining agreements, options granted to Employees generally have terms similar to the term of, and vest in annual increments over the remaining life of, the respective collective bargaining agreement. Options granted to Employees not covered by collective bargaining agreements have ten-year terms and vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type.

Aggregated information regarding the Company's eleven fixed stock option plans, as adjusted for stock splits, is summarized below:

                                            COLLECTIVE BARGAINING PLANS              OTHER EMPLOYEE PLANS
                                            ---------------------------           ---------------------------
                                                               AVERAGE                               AVERAGE
                                                               EXERCISE                              EXERCISE
(In thousands, except exercise prices)      OPTIONS             PRICE             OPTIONS             PRICE
                                            -------            --------           -------            --------

Outstanding December 31, 1997               47,211              $ 6.08             24,000             $ 5.29

  Granted                                    2,461               12.98              4,492              11.81

  Exercised                                 (3,462)               6.00             (3,861)              4.38

  Surrendered                                 (271)               6.17             (1,352)              7.07
                                            ------                                 ------

Outstanding December 31, 1998               45,939                6.45             23,279               6.60

  Granted                                    1,536               17.55              3,367              18.28

  Exercised                                 (2,218)               6.20             (3,292)              4.67

  Surrendered                                 (408)               6.49             (1,134)              8.34
                                            ------                                 ------

Outstanding December 31, 1999               44,849                6.48             22,220               6.92

  Granted                                    3,138               27.34              7,936              20.79

  Exercised                                 (5,263)               6.70             (4,944)              5.20

  Surrendered                                 (457)               7.73               (974)             13.00
                                            ------                                 ------

Outstanding December 31, 2000               42,267              $ 8.39             24,238             $12.99
                                            ======                                 ======

Exercisable December 31, 2000               21,881                7.01              5,957               9.31

Available for granting in future periods     7,974                                 16,658

The following table summarizes information about stock options outstanding under the eleven fixed option plans at December 31, 2000:

                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                      --------------------------------------------------   ------------------------------
                         OPTIONS         WTD-AVERAGE                          OPTIONS
    RANGE OF          OUTSTANDING AT      REMAINING        WTD-AVERAGE     EXERCISABLE AT    WTD-AVERAGE
EXERCISE PRICES          12/31/00      CONTRACTUAL LIFE   EXERCISE PRICE      12/31/00      EXERCISE PRICE
----------------      --------------   ----------------   --------------   --------------   --------------
$ 1.78 TO $ 2.32           675              .1 yrs            $ 1.90            675             $ 1.90
$ 3.35 TO $ 3.58           321             1.2 yrs              3.55            141               3.53
$ 5.00 TO $ 8.07        43,476             5.8 yrs              6.13         22,261               6.06
$ 8.75 TO $13.09         7,216             7.1 yrs             11.47          2,920              11.24
$15.15 TO $22.61         6,505             8.2 yrs             16.96          1,387              17.22
$23.18 TO $34.20         8,312             8.8 yrs             24.95            654              27.35
                       -------                                              -------
$ 1.78 TO $34.20        66,505             6.4 yrs            $10.07         27,838             $ 7.51
                       -------                                              -------

The Company has granted options to purchase the Company's common stock related to employment contracts with the Company's president and chief executive officer. Depending upon the grant, these options have terms of ten years from the date of grant or ten years from the date exercisable and vest and become fully exercisable over three or four years. No options were granted in 2000, 1999, or 1998. At December 31, 2000, 1999, and 1998, total options of 4.1 million, 5.0 million, and 5.5 million were outstanding, respectively. At December 31, 2000, total options of 4.1 million were exercisable at exercise prices ranging from $1.00 to $6.96 per share. Options for 854,000, 570,000, and 342,000 shares were exercised in 2000, 1999, and 1998, respectively.

Under the 1991 Employee Stock Purchase Plan (ESPP), as amended, at December 31, 2000, the Company is authorized to issue up to a remaining balance of 5.9 million shares of common stock to Employees of the Company at a price equal to 90 percent of the market value at the end of each purchase period. Common stock purchases are paid for through periodic payroll deductions. Participants under the plan received 686,000 shares in 2000, 649,000 shares in 1999, and 677,000 shares in 1998 at average prices of $20.01, $16.24, and $11.63, respectively.

Pro forma information regarding net income and net income per share is required by SFAS 123 and has been determined as if the Company had accounted for its Employee stock-based compensation plans and other stock options under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plans in 2000, 1999, and 1998, respectively: dividend yield of .10 percent, .12 percent, and .16 percent; expected volatility of 34.87 percent, 35.66 percent, and 38.20 percent; risk-free interest rate of 5.04 percent, 6.68 percent, and
4.66 percent; expected lives of 6.0 years for 2000, and 5.0 years for 1999 and 1998.

The fair value of options granted under the fixed option plans during 2000 ranged from $6.70 to $14.69. The fair value of options granted under the fixed option plans during 1999 ranged from $6.26 to $8.81. The fair value of options granted under the fixed option plans during 1998 ranged from $4.41 to $4.97. The weighted-average fair value of each purchase right under the ESPP granted in 2000, 1999, and 1998, which is equal to the ten percent discount from the market value of the common stock at the end of each purchase period, was $2.22, $1.75, and $1.29, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's Employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its Employee stock options.

For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period. The Company's pro forma net income and net income per share are as follows:

(In thousands except per share amounts)       2000          1999          1998
                                          -----------   -----------   -----------
NET INCOME:
  As reported                             $   603,093   $   474,378   $   433,431
  Pro forma                               $   583,707   $   461,875   $   421,097
NET INCOME PER SHARE, BASIC:
  As reported                             $      1.21   $       .94   $       .87
  Pro forma                               $      1.17   $       .92   $       .84
NET INCOME PER SHARE, DILUTED:
  As reported                             $      1.14   $       .89   $       .82
  Pro forma                               $      1.11   $       .87   $       .79

As required, the pro forma disclosures above include only options granted since January 1, 1995. Consequently, the effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

10. EMPLOYEE RETIREMENT PLANS

The Company has defined contribution plans covering substantially all of Southwest's Employees. The Southwest Airlines Co. Profitsharing Plan is a money purchase defined contribution plan and Employee stock purchase plan. The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are based primarily on Employee compensation and performance of the Company.

Company contributions to all retirement plans expensed in 2000, 1999, and 1998 were $241.5 million, $192.0 million, and $167.1 million, respectively.

11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2000 and 1999, are as follows:

(In thousands)                          2000         1999
                                     ----------   ----------
DEFERRED TAX LIABILITIES:
  Accelerated depreciation           $1,049,791   $  862,620
  Scheduled airframe maintenance         71,519       52,890
  Other                                  23,805       24,637
                                     ----------   ----------
    Total deferred tax liabilities    1,145,115      940,147
DEFERRED TAX ASSETS:
  Deferred gains from sale and
    leaseback of aircraft               107,686      113,611
  Capital and operating leases           77,151       72,554
  Other                                 135,418       82,569
                                     ----------   ----------
    Total deferred tax assets           320,255      268,734
                                     ----------   ----------
    Net deferred tax liability       $  824,860   $  671,413
                                     ==========   ==========

The provision for income taxes is composed of the following:

(In thousands)                          2000         1999         1998
                                     ----------   ----------   ----------
CURRENT:
  Federal                            $  197,875   $  137,393   $  143,989
  State                                  26,671       18,900       19,357
                                     ----------   ----------   ----------
    Total current                       224,546      156,293      163,346
DEFERRED:
  Federal                               151,694      128,984       96,237
  State                                  15,900       13,956       12,098
                                     ----------   ----------   ----------
    Total deferred                      167,594      142,940      108,335
                                     ----------   ----------   ----------
                                     $  392,140   $  299,233   $  271,681
                                     ==========   ==========   ==========

The Company received a statutory notice of deficiency from the Internal Revenue Service (IRS) in July 1995 in which the IRS proposed to disallow deductions claimed by the Company on its federal income tax returns for the taxable years 1989 through 1991 for the costs of certain aircraft inspection and maintenance procedures. The IRS has proposed similar adjustments to the tax returns of numerous other members of the airline industry. In response to the statutory notice of deficiency, the Company filed a petition in the United States Tax Court on October 30, 1997, seeking a determination that the IRS erred in disallowing the deductions claimed by the Company and there is no deficiency in the Company's tax liability for the taxable years in issue. On December 21, 2000, the national office of the IRS published a revenue ruling in which it concluded that aircraft inspection and maintenance, substantially the same as that in issue in the Company's Tax Court suit, is currently deductible as an ordinary and necessary business expense. Counsel for the Company and the IRS soon will engage in discussions in an attempt to resolve the controversy in conformity with the IRS revenue ruling and without the necessity of further litigation. Management believes the final resolution of this controversy will not have a material adverse effect upon the financial position or results of operations of the Company.

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:

(In thousands)                2000        1999        1998
                           ---------   ---------   ---------
Tax at statutory
  U.S. tax rates           $ 356,077   $ 270,764   $ 246,789
Nondeductible items            6,801       6,664       5,099
State income taxes,
  net of federal benefit      27,671      21,356      20,445
Other, net                     1,591         449        (652)
                           ---------   ---------   ---------
  Total income
    tax provision          $ 392,140   $ 299,233   $ 271,681
                           =========   =========   =========

12. NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

(In thousands except per share amounts)     2000       1999       1998
                                          --------   --------   --------
NUMERATOR:
  Net income before cumulative effect
    of change in accounting principle     $625,224   $474,378   $433,431
  Cumulative effect of change in
    accounting principle                    22,131         --         --
                                          --------   --------   --------
  Net income                              $603,093   $474,378   $433,431
                                          ========   ========   ========

DENOMINATOR:
  Weighted-average shares
    outstanding, basic                     499,078    503,065    500,013
  Dilutive effect of Employee
    stock options                           31,800     32,862     29,736
                                          --------   --------   --------
  Adjusted weighted-average
    shares outstanding, diluted            530,878    535,927    529,749
                                          ========   ========   ========

NET INCOME PER SHARE:
  Basic before cumulative effect
    of change in accounting principle     $   1.25   $    .94   $    .87
  Cumulative effect of change
    in accounting principle                    .04         --         --
                                          --------   --------   --------
  Basic earnings per share                $   1.21   $    .94   $    .87
                                          ========   ========   ========
  Diluted before cumulative effect
    of change in accounting principle     $   1.18   $    .89   $    .82
  Cumulative effect of change
    in accounting principle                    .04         --         --
                                          --------   --------   --------
  Diluted earnings per share              $   1.14   $    .89   $    .82
                                          ========   ========   ========

The Company has excluded 7.8 million and 4.5 million shares from its calculations of diluted net income per share in 2000 and 1999, respectively, as they represent antidilutive stock options for the respective periods presented. There were no antidilutive stock options in 1998.

                           REPORT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2000 the Company changed its method of accounting for the sale of flight segment credits.

                                                ERNST & YOUNG LLP
                                                /s/ Ernst & Young LLP

Dallas, Texas
January 18, 2001

                      QUARTERLY FINANCIAL DATA (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED
                                -------------------------------------------------
1999                             MARCH 31      JUNE 30     SEPT. 30      DEC. 31
----                            ----------   ----------   ----------   ----------

Operating revenues              $1,075,571   $1,220,432   $1,235,166   $1,204,418
Operating income                   166,617      254,331      206,463      154,165
Income before income taxes         156,102      256,598      207,949      152,962
Net income                          95,847      157,757      126,978       93,796
Net income per share, basic            .19          .31          .25          .19
Net income per share, diluted          .18          .29          .24          .18

2000                             MARCH 31      JUNE 30     SEPT. 30      DEC. 31
----                            ----------   ----------   ----------   ----------

Operating revenues              $1,242,647   $1,460,675   $1,478,834   $1,467,404
Operating income                   155,408      314,558      300,109      251,070
Income before income taxes         155,973      310,865      301,073      249,453
Net income                          95,643(1)   190,622      184,298      154,661
Net income per share, basic            .19(1)       .38          .37          .31
Net income per share, diluted          .18(1)       .36          .35          .29

(1) Excludes cumulative effect of accounting change of $22.1 million ($.04 per share).

                        DIRECTIONS TO THE ANNUAL MEETING

         Southwest Airlines Co. corporate headquarters are located at 2702 Love Field Dr., Dallas, Texas. From Dallas Love Field, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past security booth and the headquarters building will be to your left. Please park near the main entrance to the building.

                                      PROXY

          SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

         The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 16, 2001, or at any adjournments thereof, as follows:

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."


(1)      ELECTION OF DIRECTORS          [ ] FOR all nominees listed          [ ]   WITHHOLD AUTHORITY to vote
                                            below (except those indicated          for all nominees listed below
                                            to the contrary below, see
                                            instructions)

         C. Webb Crockett, William P. Hobby and Travis C. Johnson

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.


-----------------------------------------------------------------------------------------------------------------------------

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "APPROVE" THE FOLLOWING ITEMS:

(2)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN            Amendment to the Company's Articles of Incorporation
                                                                       to increase authorized shares of Common Stock (Item
                                                                       2).

(3)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN            Approval of an Officer's Stock Option Agreements (Item
                                                                       3).

(4)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN            Amendment to the Employee Stock Purchase Plan (Item
                                                                       4).


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER PROPOSALS:


(5)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN                     shareholder proposal (Item 5) on page __ of
                                                                                the Proxy Statement.

(6)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN                     shareholder proposal (Item 6) on page __ of
                                                                                the Proxy Statement.

(7)      [ ] APPROVE or      [ ] DISAPPROVE or  [ ] ABSTAIN                     shareholder proposal (Item 7) on page __ of
                                                                                the Proxy Statement.

                                            (Please Date and Sign on Reverse Side)

  Please complete, sign and promptly mail this proxy in the enclosed envelope.

         ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, FOR THE PROPOSALS SET FORTH IN ITEMS 2, 3, AND 4 AND AGAINST THE SHAREHOLDER PROPOSALS SET FORTH IN ITEMS 5, 6 AND 7 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

         YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                       Dated:                     , 2001
                                             --------------------

                                       ---------------------------------------

                                       ---------------------------------------

                                       Please sign exactly as name appears on
                                       this card. Joint owners should each sign.
                                       Executors, administrators, trustees,
                                       etc., should give their full titles.

                                                                        APPENDIX


                         STOCK OPTION PLAN AND AGREEMENT

         THIS STOCK OPTION PLAN AND AGREEMENT ("Agreement"), made as of the 1st day of January 2001, between SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), and HERBERT D. KELLEHER ("Employee"),

                                  WITNESSETH:

         To carry out the purpose of Paragraph IV-F of the Employment Contract (herein so called) of even date herewith between the Company and Employee by affording Employee the opportunity to purchase shares of the $1.00 par value common stock of the Company ("Stock"), the Company Employee hereby agrees as follows:

         1. GRANT OF OPTION. Subject to shareholder approval as provided in Paragraph IV-F of the Employment Contract, the Company hereby irrevocably grants to Employee the right and option ("Option") to purchase all or part of an aggregate of 300,000 shares of Stock, on the terms and conditions set forth herein. This Option is not intended to constitute an incentive stock option within the meaning of section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $33.53 per share, which represents the New York Stock Exchange-Composite Tape closing sales price of the Stock on December 29, 2000, the last trading day prior to the date of grant of this Option.

         3. EXERCISE OF OPTION. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company (addressed to its principal executive offices), at any time and from time to time after the date of grant hereof, in equal annual increments of 100,000 shares each beginning January 1, 2001, with all of such options being exercisable on and after January 1, 2003. Notwithstanding the foregoing, in the event of any change of control of the Company (as defined in Paragraph V-D of the Employment Contract), then this Option shall become exercisable in full. This Option is not transferable by Employee otherwise than by will or the laws of descent and distribution, and may be exercised only by Employee during his lifetime and while he remains an employee of the Company, except that:

         (a) If Employee's employment with the Company terminates other than by death (whether by resignation, retirement, dismissal or otherwise), Employee may exercise this Option at any time during the period of five years following the date of such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date his employment so terminates.

         (b) If Employee dies while in the employ of the Company or within the five-year period specified in (a) above, his estate, or the person who acquires this option by bequest or inheritance or by reason of the death of Employee, may exercise this Option at any time during the period of three years following the date of Employee's death, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of his death.

         (c) Employee may transfer this Option or a part thereof to a Family Member of Employee. For purposes of this Agreement, "Family Member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Employee, any person sharing the Employee's household (other than a tenant or employee), a trust of which the Employee is a trustee or in which these persons have a beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty percent of the voting interests. Such Family Member may exercise the transferred Option, or part thereof, at any time during the three-year period following the date of transfer, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of the transfer.

In any event, this Option shall not be exercisable as to any shares of Stock offered hereby after the expiration of ten years from the date this Option shall first become exercisable with respect to such shares. The purchase price of shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), or (b) by delivery to the Company of shares of Stock having a fair market value equal to the purchase price, or (c) by a combination of cash and Stock; provided that the fair market value of Stock so delivered shall be the mean of the reported high and low sales price of Stock on the New York Stock Exchange - Composite Tape on the date on which this Option is exercised or, if no prices are so reported on such day, on the next preceding day on which such prices of Stock are so reported. All references in this Agreement to "Employee" shall be deemed to include, unless the context otherwise requires, any Family Member to whom Employee has transferred this Option, or any part thereof, and any person permitted to exercise this Option in the event of Employee's death. Unless and until a certificate for such shares shall have been issued by the Company to him, Employee shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

         4. SHARES SUBJECT TO THE OPTION. The aggregate number of shares of Stock which may be issued under this Option is 300,000. Such shares may consist of authorized but unissued shares of Stock or previously issued shares reacquired by the Company. Any of such shares which remains unissued at the termination of this Option shall cease to be subject thereto, but until termination of this Option the Company shall at all times make available a sufficient number of shares to meet the requirements of this Option. The aggregate number of shares issuable under this Option shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split, as provided in Paragraph 5 of this Agreement.

         5. RECAPITALIZATION OR REORGANIZATION.

                  (a) The existence of this Option shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, warrants, preferred or prior preference stocks ahead of or affecting

         Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

                  (b) The shares offered by this Option are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which this Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced (but in no event to less than the par value of the Stock), and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

                  (c) If the Company recapitalizes or merges or engages in a compulsory share exchange with one or more other entities and the Company shall be the surviving or acquiring corporation, thereafter upon any exercise of this Option, Employee shall be entitled to purchase under this Option, in lieu of the number of shares of Stock as to which this Option shall then be exercisable, the number and class of shares of stock and other securities or other property to which Employee would have been entitled pursuant to the terms of the recapitalization or plan of merger or exchange if, immediately prior to the effective time of such recapitalization or merger or share exchange, Employee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable. If the Company shall not be the surviving or acquiring corporation in any merger or share exchange, or if the Company is to be dissolved or liquidated, then unless a surviving or acquiring entity assumes or substitutes new options for this Option,
         (i) the time at which this Option may be exercised shall be accelerated and this Option shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or share exchange or such dissolution or liquidation, and (ii) upon such effective date this Option shall expire.

                  (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this Option or the purchase price per share.

         6. ADMINISTRATION. To the extent necessary for the administration of elections made pursuant to Paragraph 7 hereof, this Option shall be administered by the Stock Option Committee which administers the 1996 Incentive Stock Option Plan of the Company; or, at the direction of the Board of Directors of the Company, such other committee (together with such Stock Option Committee, the "Committee") of two or more directors of the Company, each of whom is a Non-Employee Director, appointed by the Board of Directors of the Company. The Committee is authorized to interpret this Option and may from time to time adopt such rules and regulations, consistent with the provisions of this Option, as it may deem advisable to carry out this Option. For purposes of this Option, the term "Non-Employee Director" shall have the meaning provided for by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

         7. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, except as hereinafter provided, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. Employee may elect with respect to this Option to surrender or authorize the Company to withhold shares of Stock (valued at their fair market value on the date of surrender or withholding of such shares) in satisfaction of any such withholding obligation (a "Stock Surrender Withholding Election"); provided, however, that any Stock Surrender Withholding Election shall be made in accordance with the rules and regulations adopted by the Committee for implementation of the tax withholding provisions of this Paragraph 7. If Employee fails to deliver such money or make a Stock Surrender Withholding Election pursuant to this Paragraph 7, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld.

         8. STATUS OF STOCK. The Company does not presently intend to register for issue under the Securities Act of 1933, as amended (the "Act"), the shares of Stock acquirable upon exercise of this Option, and instead proposes to rely on the private offering exemption from the registration requirements of the Act afforded by Section 4(2) thereof. In order to assure that exemption from registration under the Act is available upon an exercise of this Option, Employee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may reasonably require to assure compliance with applicable securities laws. No sale or disposition of shares of Stock acquired upon exercise of this Option shall be made in the absence of a registration statement being on file with respect to such shares under the Act unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws is first obtained. The certificates representing shares of Stock acquired under this Option may bear such legend as the Company deems appropriate, referring to the provisions of this Paragraph 8.

         9. REGISTRATION RIGHTS. With respect to any shares of Stock which are issued and delivered upon exercise of (i) this Option or (ii) any options granted to Employee pursuant to any of his prior Employment Contracts (the "Shares"):

         (a) Upon written request made by Employee at any time before January 1, 2014, the Company shall take such steps as may be necessary promptly to register (but not more than once), at the Company's sole expense (save for any underwriting commissions or discounts applicable to any Shares and Employee's counsel fees), such of the Shares under the Act (and under regulations of the Securities and Exchange Commission under the Act or under any similar federal act or acts then in effect and under the so-called "Blue Sky" laws of the several states and regulations thereunder then in effect), as Employee may by written request given to the Company within 15 days following such initial request, desire to have so registered. The Company will cause such a registration statement to be filed within 90 days after the initial request is made. The Company will use its best efforts to cause any such registration statement to become and to remain effective and current for such period (not to exceed 120 days) as Employee may request.

         (b) In connection with any registration under this Paragraph 9, the parties agree to indemnify each other in the customary manner, and, in the case of an organized secondary or primary underwritten offering, the Company agrees to indemnify Employee and the underwriters and Employee agrees to indemnify the Company, in the manner and to the extent as is customary in secondary or primary underwritten offerings.

         (c) The Company shall have the sole right to designate the underwriters to be employed in any organized secondary or primary underwritten offering under this Section 9.

         (d) In connection with any registration under this Section 9, Employee shall furnish to the Company such information regarding the Shares and such other information as the Company may reasonably request.

         10. EMPLOYMENT RELATIONSHIP. Employee shall be considered to be in the employment of the Company as long as he remains an employee of either the Company, a parent or subsidiary corporation (as defined in Section 424 of the Code), or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any questions as to whether or when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board of Directors of the employing corporation, and its determination shall be final. No obligation as to length of Employee's employment with any such corporation shall be implied from the terms of this Agreement, and this Agreement in no way modifies, alters, amends or impairs the provisions of the Employment Contract.

         11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized and its corporate seal to be affixed hereunto, and Employee has executed this Agreement, all as of the day and year first above written.

ATTEST:                                 SOUTHWEST AIRLINES CO.

                                        By:
------------------                         ------------------------------------
Colleen C. Barrett                           James F. Parker
Secretary                                    Vice President and General Counsel


                                        EMPLOYEE


                                        ---------------------------------------
                                        Herbert D. Kelleher

                         STOCK OPTION PLAN AND AGREEMENT


         THIS STOCK OPTION PLAN AND AGREEMENT ("Agreement"), made as of the 1st day of January 2001, between SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), and HERBERT D. KELLEHER ("Employee"),

                                  WITNESSETH:

         To carry out the purpose of Paragraph IV-F of the Employment Contract (herein so called) of even date herewith between the Company and Employee by affording Employee the opportunity to purchase shares of the $1.00 par value common stock of the Company ("Stock"), the Company and Employee hereby agree as follows:

         1. GRANT OF OPTION. Subject to shareholder approval as provided in Paragraph IV-F of the Employment Contract, the Company hereby irrevocably grants to Employee the right and Option ("Option") to purchase all or part of an aggregate of 70,563 shares of Stock, on the terms and conditions set forth herein.

         2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $1 per share.

         3. EXERCISE OF OPTION. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company (addressed to its principal executive offices), at any time and from time to time after the date of grant hereof, in equal annual increments of 23,521 shares each, beginning January 1, 2001, with all of such options being exercisable on and after January 1, 2003. Notwithstanding the foregoing, in the event of any change of control of the Company (as defined in Paragraph V-D of the Employment Contract), then this Option shall become exercisable in full. This Option is not transferable by Employee otherwise than by will or the laws of descent and distribution, and may be exercised only by Employee during his lifetime and while he remains an employee of the Company, except that:

         (a) If Employee's employment with the Company terminates other than by death (whether by resignation, retirement, dismissal or otherwise), Employee may exercise this Option at any time during the period of five years following the date of such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date his employment so terminates.

         (b) If Employee dies while in the employ of the Company or within the five-year period specified in (a) above, his estate, or the person who acquires this Option by bequest or inheritance or by reason of the death of Employee, may exercise this Option at any time during the period of three years following the date of Employee's death, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of his death.

         (c) Employee may transfer this Option or any part thereof to a Family Member of Employee. For purposes of this Agreement, "Family Member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Employee, any person sharing the Employee's household (other than a tenant or employee), a trust of which the Employee is a trustee or in which these persons have a beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty percent of the voting interests. Such Family Member may exercise the transferred Option, or part thereof, at any time during the three-year period following the date of transfer, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of the transfer.

In any event, this Option shall not be exercisable as to any shares of Stock offered hereby after the expiration of ten years from the date this Option shall first become exercisable with respect to such shares. The purchase price of shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), or (b) by delivery to the Company of shares of Stock having a fair market value equal to the purchase price, or (c) by a combination of cash and Stock; provided that the fair market value of Stock so delivered shall be the mean of the reported high and low sales price of Stock on the New York Stock Exchange - Composite Tape on the date on which this Option is exercised or, if no prices are so reported on such day, on the next preceding day on which such prices of Stock are so reported. All references in this Agreement to "Employee" shall be deemed to include, unless the context otherwise requires, any Family Member to whom Employee has transferred this Option, or any part thereof, and any person permitted to exercise this Option in the event of Employee's death. Unless and until a certificate for such shares shall have been issued by the Company to him, Employee shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

         4. SHARES SUBJECT TO THE OPTION. The aggregate number of shares of Stock which may be issued under this Option is 70,563. Such shares may consist of authorized but unissued shares of Stock or previously issued shares reacquired by the Company. Any of such shares which remains unissued at the termination of this Option shall cease to be subject thereto, but until termination of this Option the Company shall at all times make available a sufficient number of shares to meet the requirements, of this Option. The aggregate number of shares issuable under this Option shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split, as provided in Paragraph 5 of this Agreement.

         5. RECAPITALIZATION OR REORGANIZATION. (a) The existence of this Option shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, warrants, preferred or prior preference stocks ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

         (b) The shares offered by this Option are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which this Option may thereafter be exercised (i) in the even of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced (but in no event to less than the par value of the Stock), and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         (c) If the Company recapitalizes or merges or engages in a compulsory share exchange with one or more other entities and the Company shall be the surviving or acquiring corporation, thereafter upon any exercise of this Option, Employee shall be entitled to purchase under this Option, in lieu of the number of shares of Stock as to which this Option shall then be exercisable, the number and class of shares of stock and other securities or other property to which Employee would have been entitled pursuant to the terms of the recapitalization or plan of merger or exchange if, immediately prior to the effective time of such recapitalization or merger or share exchange, Employee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable. If the Company shall not be the surviving or acquiring corporation in any merger or share exchange, or if the Company is to be dissolved or liquidated, then unless a surviving or acquiring entity assumes or substitutes new options for this Option, (i) the time at which this Option may be exercised shall be accelerated and this Option shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or share exchange or such dissolution or liquidation, and (ii) upon such effective date this Option shall expire.

         (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this Option or the purchase price per share.

         6. ADMINISTRATION. To the extent necessary for the administration of elections made pursuant to Paragraph 7 hereof, this Option shall be administered by the Stock Option Committee which administers the 1996 Incentive Stock Option Plan of the Company; or, at the direction of the Board of Directors of the Company, such other committee (together with such Stock Option Committee, the "Committee") of two or more directors of the Company, each of whom is a Non-Employee Director, appointed by the Board of Directors of the Company. The Committee is further authorized to interpret this Option and may from time to time adopt such rules and regulations, consistent with the provisions of this Option, as it may deem advisable to carry out this Option. For purposes of this Option, the term "Non-Employee Director" shall have the meaning provided for by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

         7. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, except as hereinafter provided, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. Employee may elect with respect to this Option to surrender or authorize the Company to withhold shares of Stock (valued at their fair market value on the date of surrender or withholding of such shares) in satisfaction of any such withholding obligation (a "Stock Surrender Withholding Election"); provided, however, that any Stock Surrender Withholding Election shall be made in accordance with the rules and regulations adopted by the Committee for implementation of the tax withholding provisions of this Paragraph 7. If Employee fails to deliver such money or make a Stock Surrender Withholding Election pursuant to this Paragraph 7, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld.

         8. STATUS OF STOCK. The Company does not presently intend to register for issue under the Securities Act of 1933, as amended (the "Act"), the shares of Stock acquirable upon exercise of this Option, and instead proposes to rely on the private offering exemption from the registration requirements of the Act afforded by Section 4(2) thereof. In order to assure that exemption from registration under the Act is available upon an exercise of this Option, Employee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may reasonably require to assure compliance with applicable securities laws. No sale or disposition of shares of Stock acquired upon exercise of this Option shall be made in the absence of a registration statement being on file with respect to such shares under the Act unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws is first obtained. The certificates representing shares of Stock acquired under this Option may bear such legend as the Company deems appropriate, referring to the provisions of this Paragraph 8.


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


         9. REGISTRATION RIGHTS. With respect to any shares of Stock which are issued and delivered upon exercise of (i) this Option and (ii) any options granted to Employee pursuant to any of his prior Employment Contracts (the "Shares"):

         (a) Upon written request made by Employee at any time before January 1, 2014, the Company shall take such steps as may be necessary promptly to register (but not more than once), at the Company's sole expense (save for any underwriting commissions or discounts applicable to any Shares and Employee's counsel fees), such of the Shares under the Act (and under regulations of the Securities and Exchange Commission under the Act or under any similar federal act or acts then in effect and under the so-called "Blue Sky" laws of the several states and regulations thereunder then in effect), as Employee may by written request give to the Company within 15 days following such initial request, desire to have so registered. The Company will cause such a registration statement to be filed within 90 days after the initial request is made. The Company will use its best efforts to cause any such registration statement to become and to remain effective and current for such period (not to exceed 120 days) as Employee may request.

         (b) In connection with any registration under this Paragraph 9, the parties agree to indemnify each other in the customary manner, and, in the case of an organized secondary or primary underwritten offering, the Company agrees to indemnify Employee and the underwriters and Employee agrees to indemnify the Company, in the manner and to the extent as is customary in secondary or primary underwritten offerings.

         (c) The Company shall have the sole right to designate the underwriters to be employed in any organized secondary or primary underwritten offering under this Section 9.

         (d) In connection with any registration under this Section 9, Employee shall furnish to the Company such information regarding the Shares and such other information as the Company may reasonably request.

         10. EMPLOYMENT RELATIONSHIP. Employee shall be considered to be in the employment of the Company as long as he remains an employee of either the Company, a parent or subsidiary corporation (as defined in Section 424 of the Internal Revenue Code of 1986, as amended), or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any questions as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board of Directors of the employing corporation, and its determination shall be final. No obligation as to the length of the Employee's employment with any such corporation shall be implied from the terms of this Agreement, and this Agreement in no way modifies, alters, amends or impairs the provisions of the Employment Contract.

         11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized and its corporate seal to be affixed hereunto, and Employee has executed this Agreement, all as of the day and year first above written.

ATTEST:                                 SOUTHWEST AIRLINES CO.


                                        By
----------------------------------        -------------------------------------
      Colleen C. Barrett                     James F. Parker
      Secretary                              Vice President and General Counsel


                                        EMPLOYEE


                                        ---------------------------------------
                                             Herbert D. Kelleher


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